Appellate Division Nos. 2010-08950, 2011-02295, 2011-02298

Court of Appeals of the State of New York

GYRODYNE COMPANY OF AMERICA, INC.,

Claimant-Respondent,

-against-

STATE OF NEW YORK,

Defendant-Appellant.

NOTICE OF MOTION AND MEMORANDUM OF LAW IN SUPPORT OF MOTION FOR LEAVE TO APPEAL

ERIC T. SCHNEIDERMAN
Attorney General of the State of New York
Attorney for Defendant-Appellant
The Capitol
Albany, New York 12224
Telephone (518) 474-0768
Facsimile (518) 473-8963

BARBARA D. UNDERWOOD
Solicitor General
RICHARD DEARING
Deputy Solicitor General
ANDREW B. AYERS
Assistant Solicitor General of Counsel

Dated: March 23, 2012

TABLE OF CONTENTS

TABLE OF AUTHORITIES iii

NOTICE OF MOTION 1

MEMORANDUM OF LAW

PRELIMINARY STATEMENT 3

QUESTIONS PRESENTED 6

TIMELINESS OF THIS MOTION 6

JURISDICTION 7

BACKGROUND 7

A. Gyrodyne's Undeveloped Property 7

B. This Condemnation Proceeding 10

1. The Trial 11

2. The Court of Claims' Decision 16

3. The Appellate Division's Decision 17

REASONS FOR GRANTING LEAVE TO APPEAL 18

I. The Court of Claims Should Have Independently Assessed Claimant's Appraisal 19

II. Valuing Vacant Land On a "Per Residential Unit" Basis Is Unreliable and Unsupported 23

CONCLUSION 33

MOTION APPENDIX

Decision of Court of Claims (June 21, 2010) .... M.A. 1

Judgment of Court of Claims (Aug. 17, 2010) .... M.A. 38

Notice of Appeal (Sept. 7, 2010) .... M.A. 41

Decision and Order of Court of Claims (Dec. 14, 2010) .... M.A. 43

Additional Judgment of Court of Claims (Feb. 9, 2011) .... M.A. 49

Notice of Appeal (Feb. 9, 2011) .... M.A. 52

Amended Notice of Appeal (Feb. 28, 2011) .... M.A. 54

Decision and Order of the Appellate Division, Second Department (Nov. 22, 2011) .... M.A. 56

Notice of Entry (Nov. 28, 2011) .... M.A. 58

Decision and Order of the Appellate Division, Second Department, on Motion for Reargument or Leave (Feb. 17, 2012) .... M.A. 59

Notice of Entry (Feb. 21, 2012) .... M.A. 60

TABLE OF AUTHORITIES

CASES **PAGE**

Acme Theatres v. State of New York,
26 N.Y.2d 385 (1970) 26n, 32

Acquisition of Real Property by Iroquois Gas Transmission Sys., Matter of,
226 A.D.2d 808 (3d Dep't 1996) 21

Arlen of Nanuet, Inc. v. State,
26 N.Y.2d 346 (1970) 32

Bell v. Village of Poland,
281 A.D.2d 878 (4th Dep't 2001) 21

County of Suffolk (Firester), Matter of
37 N.Y.2d 649 (1975) 24

Gyrodyne Co. of Am., Matter of v. State Univ. of N.Y. at Stony Brook,
17 A.D.3d 675 (2d Dep't 2005) 11

Gyrodyne Co. of America v. State,
89 A.D.3d 988 (2d Dep't 2011) 17

Hewitt v. State, 18 A.D.2d 1128 (1963) 24

Port Authority Trans-Hudson Corp. v. Hudson Rapid Tubes Corp.,
20 N.Y.2d 457 (1967) 18,20

St. Agnes Cemetery v. State,
3 N.Y.2d 37 (1957) 26

Town of Islip, In re,
49 N.Y.2d 354 (1980) 29

United States v. Commodities Corp., 339 U.S. 121 (1950) 18

Village of Haverstraw, In re,
33 Misc.3d 1232(A), 2011 WL 6155720 (N.Y. Sup. Ct. 2011) 24

Yaphank Dev. Co. v. County of Suffolk,
203 A.D.2d 280 (2d Dep't 1994) 20

Table of Authorities (cont'd)

PAGE

STATE STATUTES

C.P.L.R.
5513(b) 7
5602(a) 1
5602(a)(1) 7
5611 7

STATE RULES AND REGULATIONS

22 N.Y.C.R.R.
§ 500.22(b)(4) 18

MISCELLANEOUS

Appraisal Institute, *The Appraisal of Real Estate* (12th ed. 2001) 26

NOTICE OF MOTION

PLEASE TAKE NOTICE that, upon the annexed memorandum of law and the exhibits annexed thereto, the accompanying record on appeal, the briefs submitted in the Appellate Division, and upon all of the proceedings and pleadings heretofore had herein, the undersigned will move this Court, at the Courthouse, 20 Eagle Street, Albany, New York, on April 9, 2012, or as soon thereafter as counsel may be heard, for an order pursuant to C.P.L.R. 5602(a) granting the State of New York leave to appeal to this Court.

Leave to appeal is sought from a final order of the Appellate Division, Second Department, dated November 11, 2011, which affirmed a judgment of the Court of Claims, Suffolk County (Lack, J.), dated August 17, 2010, and a money judgment of the Court of Claims, Suffolk County (Lack, J.), dated February 9, 2011.

Dated: Albany, New York
March 23, 2012

Respectfully submitted,

ERIC T. SCHNEIDERMAN
Attorney General of the
State of New York
Attorney for Defendant-Appellant

By: ______________________
ANDREW B. AYERS
Assistant Solicitor General

Office of the Attorney General
The Capitol
Albany, New York 12224
Telephone:(518) 474-0768
Facsimile: (518) 473-8963

To: HON. ANDREW W. KLEIN
Clerk of the Court
State of New York Court of Appeals
20 Eagle Street
Albany, New York 12207

JOSEPH L. CLASEN, ESQ.
Thomas J. Donlon, Esq.
Robinson & Cole LLP
Attorneys for Claimant-Respondent
885 Third Avenue, Suite 2800
New York, New York 10022-4834

Reproduced on Recycled Paper

MEMORANDUM OF LAW IN SUPPORT OF MOTION FOR LEAVE TO APPEAL

PRELIMINARY STATEMENT

In this eminent domain proceeding, claimant Gyrodyne Company of America was awarded more than $125 million in compensation, plus more than $52 million in interest, as compensation for the taking of 245 acres of its industrial property in Suffolk County, near Stony Brook University, a campus of the State University of New York. The Court of Claims held that it was bound to award this amount, equal to the penny to the $125 million valuation offered by Gyrodyne at trial, simply because the court had rejected the State's appraisal, and no other clear dollar figure was then before it. The Appellate Division affirmed the award.

This Court should grant leave to appeal because the lower courts abdicated their responsibility to ensure that a condemnation award is just not only to the claimant, but also to the taxpayers who must pay it. Contrary to the Court of Claims' view, a court always has the choice, and indeed the legal duty, to reject a flawed valuation in a condemnation proceeding, such that taxpayers are not forced to bear a judgment that fails to reflect the actual value of the property taken.

The appraisal which the Court of Claims accepted without question was deeply flawed. Gyrodyne derived its $125 million valuation not by computing a per-acre amount that a purchaser would have paid for vacant land, as is customary and as this Court's precedents support, but rather by calculating a "per-residential unit" amount based on other and disparate residential developments that were a fraction of the size of a hypothetical residential development that Gyrodyne imagined as a possible use for its property. Instead of basing its appraisal on an estimate of the value of comparable land in Suffolk County, Gyrodyne estimated the value of supposedly comparable "units"—but of course a residential "unit" can be anything from a luxury home to a low-rent apartment; Gyrodyne's methodology allowed it to ignore these critical distinctions.

The use of this per-unit approach allowed Gyrodyne to claim that the highest and best use of its property was to build at least 1200 "units" on it—a glaringly implausible claim, given that Gyrodyne was, at the time of the taking, planning to build only 336 units on its property, and had publicly admitted that it had been forced to scale back a plan for higher-density development. Gyrodyne's hypothetical

high-density residential development could not have been built without zoning changes from two towns and numerous other approvals, and uncontradicted testimony in the record indicated that its density would be scaled back substantially during this process. (Indeed, Gyrodyne itself had scaled back a much lower-density proposal after encountering public opposition to a higher-density plan.) Gyrodyne identified no other development of a similar size in the surrounding area; in fact, the "comparable" properties on which it based its appraisal were as small as 3.8 acres—as compared to the 308-acre property at issue in this case. The arbitrary per-unit valuation method Gyrodyne adopted allowed it to base its analysis on properties that were in no sense comparable to the property at issue in this case.

As shown below, the resulting award of $125 million, plus nine percent interest, is grossly inflated beyond what is supported by sound valuation methodology and by the evidence in the case, as well as by Gyrodyne's own prior statements about the property's prospective use. Because the State's taxpayers should not be made to pay such speculative and unsupported condemnation awards, this Court should grant leave to appeal.

QUESTIONS PRESENTED

1. Whether the Court of Claims has an obligation to ensure that the compensation awarded to an eminent domain claimant is just not only to the claimant, but also to the taxpayers who must pay the award, such that the court is required to independently assess the validity of the claimant's valuation of the property if it finds the State's valuation unpersuasive.

2. Whether the Court of Claims should have rejected claimant's appraisal as speculative and unsupported by the evidence because it estimated the value of vacant land by multiplying an estimated value per residential unit by a number of residential units in a hypothetical high-density development plan for the property, rather than using an estimated value per acre of the undeveloped land taken, as is customary and supported by this Court's precedents.

TIMELINESS OF THIS MOTION

Claimant Gyrodyne served the February 17, 2012 Order of the Appellate Division, which denied the State's motion for reargument and for permission to appeal, with notice of entry upon the State by

overnight mail on February 21, 2012. This motion for leave to appeal is therefore timely under C.P.L.R. 5513(b).

JURISDICTION

The Court has jurisdiction over this motion and of the proposed appeal under C.P.L.R. § 5602(a)(1) because this proceeding originated in the Court of Claims, and the appeal is from an order of the Appellate Division that finally determined the proceeding. The Appellate Division's November 22, 2011 Decision and Order disposed of all issues in the proceeding within the meaning of C.P.L.R. § 5611. As indicated in the discussion that follows, the issues raised in this motion were raised below.

BACKGROUND

A. Gyrodyne's Undeveloped Property

Until the condemnation of a portion of the property in 2005, claimant Gyrodyne Company owned almost 308 acres of undeveloped, unsubdivided property that straddled the border between the towns of

Brookhaven and Smithtown in Suffolk County. (A. 97, 380, 1192.[1]) On the date of the taking, the property was zoned industrial by both towns.

From 1946 to 1970, Gyrodyne manufactured helicopters for the U.S. Navy and used the Suffolk County property for flight-testing the helicopters. (A. 515.) In the late 1960s, Gyrodyne stopped receiving Navy contracts, and got out of the helicopter business. (A. 515-516.) It then began leasing the handful of industrial buildings on the Suffolk County property.[2] (A. 515-516.) Since Gyrodyne no longer manufactured helicopters, its leasing operations became its principal business, with the Suffolk County property being its principal asset. (*See* A. 515-516.)

Beginning in the 1990s, Gyrodyne began to look into a series of proposals to develop the property, but none of the proposals was implemented. (A. 517.) During this time, Gyrodyne and the neighboring

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[1] Citations to "A. __" are to the Appendix submitted to the Appellate Division.

[2] At the time of the condemnation, there were seven buildings on the 308-acre property; four of those were on the portion of the property appropriated by the State.

Stony Brook University explored the possibility of the University's buying the land, but were unable to agree on its value.[3]

In 2003, Gyrodyne, working in partnership with a residential developer called Landmark Land Company, submitted an application to the town of Smithtown for re-zoning of the relevant portion of the property. (A. 1945.) Gyrodyne explained that it "ha[d] spent the last five years looking at various redevelopment options in order to determine the most appropriate use for the property, while meeting the needs of the surrounding community." (A. 1947.) One of the options it had considered was "a higher-density mixed-use development." (A. 1947.) But a higher-density development, according to Gyrodyne, would have required the construction of an on-site sewage treatment plant. (A. 1947.) Gyrodyne explained that "[m]any community representatives objected to . . . the construction and operation of a sewage treatment plan at this site. Thus, the applicant has developed a plan wherein the density has been substantially reduced from earlier concepts." (A. 1947.) Accordingly, Gyrodyne proposed to build a development involving 336

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[3] *See* Ken Schachter, "On equity market, Gyrodyne land snubbed," *Long Island Business News*, June 13, 2003.

residential units—a density of slightly more than one unit per acre. (A. 540.)

A news article published around the same time as Gyrodyne's application was submitted noted that although Gyrodyne claimed its land was worth up to $118 million, the company's total market capitalization was only $20.2 million. The article asked: "How is it possible that the entire company, which also includes 13 percent of a Florida citrus grove and a 4.5 percent revenue interest in Texas oil property, could be worth less than one-fifth of what it maintains is the value of its primary asset?"[4] In its 2004 annual report, Gyrodyne reported a total market capitalization of just over $31 million.[5]

B. This Condemnation Proceeding

In August 2004, Stony Brook University determined, after a hearing, to acquire by condemnation more than half of the Gyrodyne property for use as a research and development campus. After

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[4] Ken Schachter, "On equity market, Gyrodyne land snubbed," *Long Island Business News*, June 13, 2003.

[5] In 2004, the year before the taking, Gyrodyne's annual report stated that its market capitalization was a little over $31 million. Gyrodyne's annual reports are available on its website, at http://www.gyrodyne.com/secfilings.php.

Gyrodyne unsuccessfully challenged the condemnation, *see Matter of Gyrodyne Co. of Am. v. State Univ. of N.Y. at Stony Brook*, 17 A.D.3d 675, 675 (2d Dep't 2005), title vested in the University on November 2, 2005. (A. 52, 1202.) The State paid Gyrodyne approximately $26 million in compensation.

Gyrodyne filed this claim on May 1, 2006, asserting that it had not received adequate compensation for the taking. (A. 52-56.) The matter was tried before the Court of Claims (Lack, J.) in August 2009. The court heard testimony from experts as to the value of the property, as well as fact witnesses who testified about the history of the property, including the 2003 efforts by Gyrodyne and Landmark to create a low-density residential community.

1. The Trial

Claimant's witnesses testified that the best use of the property was residential development. Although the property was not zoned for residential use at the time of the taking, Daniel Gulizio, the planner who testified for claimant, claimed that there was a substantial probability that the two towns involved would change their zoning to allow for residential use. Specifically, he estimated that there was a 90

to 95% probability that the town of Brookhaven would re-zone its portion of the property to allow a density of three to six residential units per acre; and a 70 to 75% probability that the town of Smithtown would do the same. (A. 80-233.) He acknowledged, however, that when he prepared the report that made this claim, he omitted consideration of cases in which the towns had denied applications for rezoning, or effectively killed those applications by letting them linger indefinitely. (A. 181-183.) Nonetheless, Gulizio testified that a hypothetical development of the property would yield a total of 1230 to 1538 residential units of unspecified size and character, based on an assumed average density of three to six residential units per acre.[6] This hypothesized number of residential units was four times larger than the number of units proposed by Gyrodyne in the development plan it

[6] This figure represents Gyrodyne's estimate of the number of "units" that would have been built on the entire property (not just the portion that was appropriated). The estimate appears in the appraisal at pages A. 1257-1258; it is the total of the number of "units" assigned to each of the three portions of the property in Gyrodyne's "95% and 75% Scenario" (726 units in the Brookhaven portion of Parcel A, plus 255 units in the Smithtown portion of Parcel A, plus 249 units in Parcel B, for a total of 1230; *see* A. 1257) and its "90% and 70% Scenario" (908 units in the Brookhaven portion of Parcel A, plus 318 units in the Smithtown portion of Parcel A, plus 312 units in Parcel B, for a total of 1538; *see* A. 1258.) The total number of "units" Gyrodyne claimed for the appropriated portion of its property was 981 in its "95% and 75% Scenario" and 1226 in its "90% and 70% Scenario." (*See* A. 1257-1258.)

submitted shortly before Stony Brook decided to appropriate the property.

Claimant's appraiser, Gary Taylor, relied on Gulizio's claims about re-zoning, and used a comparable-sales approach to value the condemned property. Taylor acknowledged that there were no real comparators for a property of this kind, because he was aware of no similarly large parcels of land that had been sold in Suffolk County in recent memory. (A. 386-387.) He analyzed sales of small parcels, and based on the sales price for those parcels and the number of residential units developed on those parcels, calculated an estimate of the value-per-residential-unit of the parcels. Taylor did not consider the size, nature or character of the residential units developed on the various properties in reaching this estimate. Taylor reduced the estimated value-per-unit by what he said was 5%, to account for the costs and time associated with obtaining approvals and re-zoning for the property. (In fact, he reduced it by 3.8%.[7]) Taylor acknowledged that this reduction was not based on any evidence; he had not attempted to

[7] *See* A. 430, A. 1257. The downward adjustment was from $130,000 to $125,000, an adjustment of $5,000, which is 3.8% of $ 130,000.

estimate the time that re-zoning and approvals would take, or the costs involved in obtaining them. (A. 492-493.) By this unorthodox method, Taylor arrived at an estimated per-unit value of $130,000 for the other residential development properties considered. (A. 1255.)

Taylor multiplied this estimated per-unit value by the number of residential units that Gulizio hypothesized for the development of the property. Taylor then reduced the total value to account for Gulizio's estimated probability of re-zoning in each town (90-95% for Brookhaven, and 70-75% for Smithtown). (A. 1257.) Selecting a number in the resulting range of values, Taylor concluded that the value of the taken property was $125 million (A. 377-506), a figure four times greater than the total market capitalization for the entire company that Gyrodyne had stated in its 2004 annual report.

The State's appraiser and planner each testified that the best use of the property would have been industrial. (A. 787-914, 1769-1941.) Their analysis also used a different methodology: rather than comparing other sales on a per-residential unit basis, the State's appraisal calculated the value-per-acre of comparable properties, and then applied that to the number of acres in the State's property. (*See*

A. 813.) They also assessed "the prospects of success of a residential type planned development district on the entire Gyrodyne property." (A. 604.) Residential development, they concluded, would be difficult and costly, because of the lengthy and difficult process of obtaining environmental approval and zoning changes in two towns, which was likely to take at least seven years, and quite possibly more. (A. 638.) This process would raise a number of concerns, particularly traffic and groundwater issues. (A. 625-27.) The likely outcome of the zoning process, the environmental review process, and the process of obtaining approvals for construction would be a substantial reduction in the density of the proposed development. (A. 637.) The likely density at the end of the process was around 1 to 2 units per acre. (A. 679.)

Based on these conclusions about the likely course of an attempt at residential development of the property, the State's appraiser used the value of comparable land sold for industrial purposes to derive a value of $22,450,000.

2. The Court of Claims' Decision

The Court of Claims issued a written decision on June 10, 2010. (M.A. 1.[8]) It adopted claimant's view that the best use of the property was residential. It noted that the parties differed as to the best use of the property, and stated: "[O]nce the Court chooses the highest and best use of the subject property, if there is no range of value to guide the Court in valuing the subject property, the Court is left with the valuation of the property by only one set of experts." (M.A. 27; A. 29.) It held that the best use was residential, rejecting the testimony of the State's experts. (M.A. 35; A. 37.)

The court then opined that, given its rejection of the State's appraisal, "the Court is left with no choice but to accept the before and after values and damages found by claimant." (M.A. 35; A. 37.) The court therefore accepted Gyrodyne's valuation to the dollar, awarding it compensation of $125 million, plus interest up to the date of judgment totaling $ 54.6 million, and additional interest from the date of judgment to date of payment. (M.A. 39-40; A. 41-42.) Judgment was

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[8] Citations to "M.A. __" are to documents in the Motion Appendix attached to this motion for leave to appeal.

entered on August 17, 2010. (M.A. 38; A. 40.) On December 14, 2010, the court issued a decision and order granting claimant's application for fees and expenses, directing entry of judgment for an additional $1,474,940.67. (M.A. 48; A. 51.)[9]

3. The Appellate Division's Decision

The State appealed. (M.A. 41, 52, 54.) The Appellate Division affirmed the decision of Supreme Court by decision and order dated November 22, 2011. *Gyrodyne Co. of America v. State*, 89 A.D.3d 988 (2d Dep't 2011) (M.A. 56-57). The Second Department held that the trial court properly rejected the State's appraisal and accepted claimant's appraisal. It did not address the State's argument that the Court of Claims erroneously held itself bound to accept claimant's appraisal once it rejected the State's. Nor did the court address the argument that vacant land should not be valued on a per-unit basis, stating simply that "the proposed density of the residential development, which formed the basis for the damages award, was supported by the evidence." *Id.* at 990 (M.A. 57). The State moved for reargument or, in the alternative,

[9] If this Court grants leave and reverses the judgment dated August 17, 2010, it should also reserve the later judgment awarding fees and expenses, which is predicated on the August 17 judgment.

for leave to appeal, but the Appellate Division denied the motion. (M.A. 59.)

REASONS FOR GRANTING LEAVE TO APPEAL

The Appellate Division's conclusions warrant review because the significant errors of law made by the Court of Claims, and affirmed by the Appellate Division, have statewide importance. *See* 22 N.Y.C.R.R. § 500.22(b)(4). This Court has emphasized that condemnation proceedings are infused with the public interest. Consequently, "[j]ust compensation requires a result which is 'just' both to an owner whose property is taken and to the public that must pay the bill.'" *Port Authority Trans-Hudson Corp. v. Hudson Rapid Tubes Corp.*, 20 N.Y.2d 457, 470 (1967) (quoting *United States v. Commodities Corp.*, 339 U.S. 121, 123 (1950)). The lower courts violated this basic principle of condemnation law.

The Court of Claims erred in holding that once it had rejected the State's appraisal, it was required to accept claimant's alternative appraisal to the penny, rather than reviewing the appraisal to ensure that taxpayers were not forced to pay an inflated price for the property taken. The court also erred in accepting wholesale claimant's badly

flawed appraisal—most glaringly because the appraisal used an unsupported methodology of valuing vacant land on a "per residential unit" basis. These errors of law, if allowed to stand, will distort condemnation awards across the State, to the detriment of the State's taxpayers. In addition to the mischief the decisions below will cause in future condemnation proceedings, this case is leaveworthy because the award here, by itself, forces taxpayers to pay the enormous sum of $125 million—with interest now adding tens of millions to that sum, and accumulating rapidly—based on an appraisal that is totally unmoored from any realistic estimate of the taken property's value.

I. The Court of Claims Should Have Independently Assessed Claimant's Appraisal

The first leaveworthy issue in this case is presented by the Court of Claims' erroneous holding that it was required to accept claimant's appraisal once it had rejected the State's valuation.[10] The court noted that the parties differed as to the best use of the property, and stated: "[O]nce the Court chooses the highest and best use of the subject

[10] This issue was raised in the State's brief to the Appellate Division. (App. Div. Br. at 11-12.)

property, if there is no range of value to guide the Court in valuing the subject property, the Court is left with the valuation of the property by only one set of experts." (M.A. 27; A. 29.) When the Court held that the best use was residential, rejecting the testimony of the State's experts, it stated that "the Court is left with no choice but to accept the before and after values and damages found by claimant." (M.A. 35; A. 37.) Indeed, the following discussion contained no independent assessment of claimant's appraisal; it merely recited the figures offered by claimant's appraiser, and then awarded judgment in precisely that amount. But those figures were based on pure speculation, not evidence.

As discussed above, this Court has stressed that compensation in an eminent domain proceeding must be just to the taxpayers, as well as to the claimant. *Port Authority Trans-Hudson Corp.*, 20 N.Y.2d at 470. Based on this principle, the departments of the Appellate Division have generally held that the Court of Claims has an independent duty to ensure that the compensation awarded is just by remanding for new trials when both sides' appraisals are inadequate. *See Yaphank Dev. Co. v. County of Suffolk*, 203 A.D.2d 280, 282 (2d Dep't 1994) (remanding for a new trial where "the appraisals of both parties [were] defective");

see also Bell v. Village of Poland, 281 A.D.2d 878 (4th Dep't 2001); *Matter of Acquisition of Real Property by Iroquois Gas Transmission Sys.*, 226 A.D.2d 808 (3d Dep't 1996). But, as this case shows, the lower courts have not always honored this principle. Moreover, this Court has never explicitly addressed the proper steps for a trial court to take in an eminent domain proceeding when neither side's valuation is supportable. The Court should grant leave to address the question.

This case dramatically illustrates the dangers that arise when lower courts misunderstand their responsibilities in eminent domain cases. Rather than ensuring that the judgment reflected the real value of the condemned property, the Court of Claims simply accepted the valuation offered by the claimant because it was the only one left standing after the State's appraisal was rejected. The Appellate Division affirmed the judgment.

The strong public interest in accurate valuation in eminent domain cases should have led the lower courts to independently assess the claimant's valuation and reject it as a matter of law. The claimant's valuation was fatally flawed, for many reasons. As discussed in Point II, below, the valuation was based on a guess about the number of

residential units that might eventually be built on the property if it were re-zoned and ultimately developed—a guess that was contradicted both by the actual development proposal that Gyrodyne had committed to at the time of the taking, and by uncontradicted testimony that the high-density development assumed by Gyrodyne's appraisal would face substantial reductions in density as it went through the zoning and approval processes. The valuation also was based on an inherently unreliable method of appraising vacant land, not on a per-acre basis, but by calculating a per-residential unit value based on properties that were already approved for specific kinds of development. Further, the valuation was based on supposedly comparable properties that were dramatically smaller than Gyrodyne's property—the "comparables" ranged from 3.8 acres in size, about one percent of the size of Gyrodyne's property, to 74.79 acres, about one-fourth the size of Gyrodyne's property.

This Court should grant leave because of the strong public interest in ensuring that courts do not, in the future, fail to independently assess claimants' appraisals that are based on such flawed valuation methods, simply because the court has first rejected the government's

appraisal.

II. Valuing Vacant Land On a "Per Residential Unit" Basis Is Unreliable and Unsupported

The second leaveworthy issue in this case is presented by the valuation method adopted below. Claimant's appraisal, which the Court of Claims considered itself obligated to accept, estimated the value of Gyrodyne's vacant land on a "per residential unit" basis.[11] Instead of estimating the value of Gyrodyne's acreage, as did the State's appraiser, Gyrodyne's witnesses estimated the number of "units" (residences) that hypothetically could be built on that acreage, and then multiplied that number of units by the estimated value of "units" elsewhere on Long Island. Estimating the value of vacant land in this way is an error of law, because it invites enormous departures from the real-world value of property, as this case demonstrates.

Although this Court has not specifically addressed the permissibility of an appraisal that uses per-unit measurements of value

[11] This argument was raised in the State's brief to the Appellate Division. (App. Div. Br. at 28-29.) The appropriated property is referred to in this brief as "vacant," although it was improved by four buildings, because the appraisal adopted by the Court of Claims assumed that those buildings would be demolished, rather than used.

for vacant land, it has made clear that appraisals following the comparable-sales approach should state clearly the per-acre value of the condemned property and the comparable properties. When the best use of undeveloped land is residential development, courts should "treat the premises not as raw acreage nor as part of a completed development but as a potential subdivision site giving *the acreage* an increment in value because of that potential use." *Matter of County of Suffolk (Firester)*, 37 N.Y.2d 649, 652 (1975) (emphasis added) (quoting *Hewitt v. State*, 18 A.D.2d 1128 (1963)). Importantly, "the determiner of the facts should set out the found *acreage* value and the found *increment* value, rather than [just] the final *per acre* figure, so that intelligent review is permitted." *Matter of County of Suffolk*, 37 N.Y.2d at 653 (emphasis added). *See, e.g., In re Village of Haverstraw*, 33 Misc.3d 1232(A), 2011 WL 6155720 (N.Y. Sup. Ct. 2011) (sharply criticizing per-unit valuation).

The approach adopted by the Court of Claims violates this rule, because claimant's appraisal never set forth any per-acre figure for its "comparable" residential properties—not any per-acre base figure, not any per-acre increment to be added to the base figure due to the

potential for development, and not any final per-acre figure used to value the condemned property. Instead, the value of the supposedly comparable properties and the value of the condemned property were given solely on a per-residential unit basis—making "intelligent review" impossible.

While it is easy to know the number of acres in a condemned tract of vacant land, there is no non-speculative way to estimate the number of "units" that might someday have been built there, had it not been taken. If the land in question is already *developed,* or at least subdivided, at the time of the taking, it might be reasonable to value it on a per-unit basis—so long as reasonably precise "units" were chosen and comparable units used to estimate the value. For example, if a cemetery has already been developed and divided into a set number of plots, it is possible to know with precision the number of plots involved in a hypothetical "highest and best use": usually, it will be the same as the number of plots that actually existed at the time of the taking. *See*

St. Agnes Cemetery v. State, 3 N.Y.2d 37 (1957).[12] But vacant land should be appraised based on the number of acres it contains, because it is not possible to know with any reasonable degree of certainty what kind of "units" will be built there, or how many of them will be built. Thus, a standard treatise on appraisal notes that "each sale price should be stated in terms of appropriate units of comparison," and for "[v]acant land," recommends "[p]rice per front foot," "[p]rice per square foot," or "[p]rice per acre" as the appropriate unit of comparison. Appraisal Institute, *The Appraisal of Real Estate* 424 (12th ed. 2001).

Particularly where, as here, there are no genuinely comparable properties—*i.e.*, no tracts of land nearly as large as Gyrodyne's property sold in Suffolk County in recent memory—it is dangerous and improper to allow speculation about the number and nature of the residential

[12] Only one case from this Court discusses per-unit valuation, and it is a very different kind of per-unit valuation. In *Acme Theatres v. State of New York*, 26 N.Y.2d 385 (1970), the State appropriated a strip of land bordering a road; the strip of land was part of a larger property that contained a drive-in movie theater. The condemnee urged the Court to assign a higher value to the strip of land next to the road than to the other parts of the property; it called this a "bands of valuation" approach. The State, on the other hand, argued that the entire property should be valued at the same rate; the Court referred to this as a "per-unit" valuation. *Id.* at 389. The question before the Court in *Acme Theaters*—whether a single property can be divided into "units" of variable value—has no bearing on the question whether vacant land and the comparable properties used to estimate its value can be analyzed on a per-unit basis.

units that might someday have been developed on vacant land had it not been condemned. In fact, the "comparable" properties that Gyrodyne used to derive its per-unit estimate of the value of comparable land were dramatically different from Gyrodyne's property. While Gyrodyne's property was 308 acres (245 of which were taken), the seven "comparable" properties it used were much smaller; the largest was 74.79 acres, and the smallest were 11.1, 8.11 and 3.8 acres. (A. 1255.) And the smaller properties had extremely high values per acre: the 3.8-acre property was valued at over $1 million per acre, and the 8 and 11-acre properties were valued at over $700,000 per acre, while the 74-acre property was valued at $240,673 per acre.[13] Moreover, each of Gyrodyne's "comparable" properties already had the zoning and approvals needed for residential development[14]; although Gyrodyne's appraisal purported to deduct small percentages to account for the need to obtain re-zoning and approvals, the properties on which the appraisal was based were fundamentally different from the vacant land at issue

[13] These values are derived from the table of values in claimant's appraisal report(*see* A. 1255), by dividing "Land Area (Acres)" by "Total Sales Price".

[14] In the table of information about comparable residential properties on A. 1255, each entry in the row labeled "Approvals" is marked "Yes."

in this case.

The arbitrariness and manipulability of per-unit valuation of vacant land is well illustrated by the record in this case. The sharp divergence between Gyrodyne's appraisal and the evidence was made possible by its arbitrary per-unit approach. Gyrodyne's appraisal claimed that the best use of the land would have been a residential development featuring 1230 to 1538 residential units, which represented a density of 3 to 6 units per acre. (A. 1257-1258; *see* above, note 6.) The State's experts, by contrast, testified that the zoning and environmental review processes would likely end with a substantial reduction in the density of a proposed development (A. 637); they estimated an eventual density of 1 to 2 units per acre. (A. 679.)

As explained above, the Court of Claims did not attempt to independently assess the credibility of claimant's testimony; it simply rejected the State's appraisal and then entered judgment in the amount sought by claimant. If the court had independently reviewed claimant's evidence, it would have noted that at the time of the taking, Gyrodyne was actually planning a low density, not high density, development on its land, and that this actually planned low-density development would

have yielded only 336 residential units—less than one-fourth the number of units in the hypothetical development Gyrodyne presented at trial. (*See* App. Div. Br. at 28-37.)

The per-unit approach also improperly allows appraisers to gloss over and ignore the real-world challenges that accompany any residential development. While a developer may wish to build a certain number of units, it is extremely common for that number to be scaled back during the process of environmental and zoning review. Uncontradicted testimony in the record indicated that development proposals are typically scaled down quite dramatically during review. *See In re Town of Islip*, 49 N.Y.2d 354, 360-61 (1980) (claimant must prove likelihood of obtaining necessary government approval for hypothetical use).

Gyrodyne itself acknowledged, in its 2003 proposal to the town of Smithtown, that it had been forced to abandon a proposal for high-density development due to community opposition. As Gyrodyne explained in its proposal to Smithtown, a higher-density development would have required the construction of an on-site sewage treatment plant, but "[m]any community representatives objected to . . . the

construction and operation of a sewage treatment plant at this site. Thus, the applicant has developed a plan wherein the density has been substantially reduced from earlier concepts." (A. 1947.) But Gyrodyne's appraiser ignored this evidence and stuck to the high number of "units" that allowed them to arrive at the figure of $125 million, and the Court of Claims accepted the appraiser's estimate to the penny.

Furthermore, "residential units," in the real world, vary immensely in size, character, and value. Some "units" can be improved with luxury residences, and others can be developed with affordable, lower-profit housing. Indeed, although Gyrodyne's expert chose not to offer any valuation for the actual low-density development Gyrodyne had been pursuing shortly before the condemnation, the expert did opine that the 336 units Gyrodyne had proposed would have been roughly equal in value to the 1230 to 1538 residential units the appraisers assumed in their hypothetical development model, because the units in the low-density development would have been luxury units near a world-class golf course. (A. 540.) But Gyrodyne produced no evidence to support the claim that the overall value of the actual planned low-density development and the hypothetical unplanned high-

density development would have been equivalent. And the fact that its experts treated 336 "units" as roughly equivalent in value to more than 1200 "units" simply illustrates how manipulable and arbitrary the "per unit" approach is. It was error for the Court of Claims to accept speculation of this kind, and do so without even questioning its relation to the evidence.

To be sure, it is mathematically possible to manipulate the per-acre approach to produce the same result as the per-unit approach, by valuing the acres at issue on the assumption that they will support an unrealistically large number of expensive residential units. But in practice the per-acre approach normally makes it difficult to rely on "comparable" properties that are materially different from the property being appraised, or comparable properties whose values are too divergent to serve as a useful baseline for property valuation.

If Gyrodyne's appraisal had calculated the value-per-acre of its putatively comparable property, it would have been obvious that the value of the small properties it used was much higher than the value of the larger properties it used. Gyrodyne's per-unit valuation made it appear that its comparable properties each had a value per unit of

between $126,000 and $146,000. (A. 1255.) The lack of apparent variation in its comparables made it seem that Gyrodyne had found a reliable measure of the value of Suffolk County land. If Gyrodyne had calculated the per-acre value of its "comparable" properties instead, it would have been forced to admit that those properties varied in value from $240,000 to $1.1 million per acre—and that the smaller properties had a dramatically higher value per acre.[15] These discrepancies make clear that the comparables were in fact widely disparate, and thus not at all representative of the value of comparable land in Suffolk County. Gyrodyne was able to camouflage the discrepancies by using the per-unit approach, rather than a per-acre approach.

It is well established that adopting an erroneous valuation method in a takings case is an error of law. *See, e.g., Acme Theatres, Inc. v. State*, 26 N.Y.2d 385 (1970) (Court of Appeals can consider "whether the courts below correctly applied the proper method of computing damages"); *Arlen of Nanuet, Inc. v. State*, 26 N.Y.2d 346, 357 (1970) (holding that retrial is required due to "erroneous methods of

[15] Property 8 was 74.79 acres, and sold for $18 million, a per-acre value of $240,674. Property 14 was 40.8 acres, and sold for $45,030,000, a per-acre value of $1.1 million. (A. 1255.)

valuation"). Because the lower courts here adopted a fundamentally erroneous method of valuation, and entered a judgment to be borne by taxpayers that is unmoored from the real-world evidence, this Court should grant leave.

CONCLUSION

Leave to appeal should be granted.

Dated: Albany, New York
March 23, 2012

Respectfully submitted,

ERIC T. SCHNEIDERMAN
Attorney General of the State of New York
Attorney for Defendant-Appellant

By: ____________________
ANDREW B. AYERS
Assistant Solicitor General

Office of the Attorney General
The Capitol
Albany, New York 12224
Telephone (518) 474-0768

BARBARA D. UNDERWOOD
Solicitor General
RICHARD DEARING
Deputy Solicitor General
ANDREW B. AYERS
Assistant Solicitor General
of Counsel

Motion Appendix

STATE OF NEW YORK COURT OF CLAIMS

GYRODYNE COMPANY OF AMERICA, INC.,

Claimant,

-v-

THE STATE OF NEW YORK,

Defendant.

DECISION

Claim No. 112279

FILED
JUN 30 2010
STATE COURT OF CLAIMS
ALBANY, N.Y.

BEFORE: HON. JAMES J. LACK
Judge of the Court of Claims

APPEARANCES: For Claimant:
Robinson & Cole LLP
By: Joseph L. Clasen, Esq. and
David E. Ross, Esq.

For Defendant:
Andrew M. Cuomo, New York State Attorney General
By: J. Gardner Ryan, Assistant Attorney General

This is a timely filed claim for the partial taking of property owned by Gyrodyne Company of America, Inc. (hereinafter "Gyrodyne" or "claimant") pursuant to the Eminent Domain Procedure Law (hereinafter "EDPL") and New York Education Law in a proceeding entitled "Stony Brook University Research and Development Campus Project, No. 5091, Maps D 0200-S 273-B 01-L 003.000; D 0800-S40-B 02-L 011.000, Parcels N: 1224728.745; E: 268179.244 (permanent appropriation), Towns of Brookhaven and Smithtown, County of Suffolk, State of New York. Vesting occurred on November 2, 2005. The claim was filed on May 1, 2006. The appropriation

maps and descriptions contained therein are adopted by the Court and incorporated by reference.

The process of condemnation of property by a public entity is set forth in the EDPL. Prior to condemnation taking place, a public hearing is held to explain the reasons for the condemnation (EDPL Art: 2). After the hearing, the condemning authority publishes its findings as to whether the condemnation is warranted. If the condemning authority is an agency of the State of New York, it files the map of the taking in the Clerk's office of the county where the subject property is located. No order of a court is necessary for the State of New York to proceed with the condemnation. The condemnee then turns to the Court of Claims to value the taking.

This Court does not rule on the necessity of the taking or whether or not condemnation, as opposed to negotiating a purchase of the property, is the best avenue for acquiring the property. The Court's jurisdiction is limited to adjudicating the appropriate measure of damages based upon the evidence presented. The Court's responsibility is to put the claimant in the same position it would have been, absent the condemnation.

The date of valuation used by the Court is the vesting date. The vesting date is the date the State of New York filed the taking map in the county clerk's office. This date is used, frozen in time, without regard to any change in the economy in the months and years from vesting to trial.

The Court has made the required viewing of the property which is the subject of this claim. The appraisers of both parties conclude claimant is the owner of the property (Exhibits H and 3). Thus, the Court finds claimant has established title to the property.

The subject property, consisting of 307.89 acres[1], is located on the west side of Stony Brook Road (3,814 feet of frontage) and the southeast portion of North Country Road (2,737 feet of frontage) (a/k/a State Route 25A) and Mills Pond Road (530 feet of frontage). It is located in the Hamlet of Stony Brook, Town of Brookhaven and the Hamlet of St. James, Town of Smithtown, and is bordered to the south by residential homes and a public school.

The claim site is bisected by railroad tracks owned by the Long Island Rail Road.[2] Parcel A is the property located to the south of the railroad tracks consisting of approximately 245.46 acres, 181.7 acres of which is located within the Town of Brookhaven and 63.76 acres in the Town of Smithtown. Parcel A contains three masonry buildings totaling 49,458 square feet. Parcel B is the portion of property located to the north of the tracks consisting of 62.43 acres and is located almost wholly in the Town of Smithtown (claimant's Exhibit 3). Parcel B is improved by four masonry and metal buildings totaling 151,480 square feet. The improvements on both parcels are consistent with the zoning prior to the vesting date. The area acquired by defendant is the entirety of Parcel A.

Where a partial taking of land occurs, the Court must measure damages by finding the difference between the fair market value of the entire parcel prior to the taking and the fair market value of the remainder after the taking (*Diocese of Buffalo v State of New York*, 24 NY2d 320). The damages must reflect the fair market value of the property, on the vesting date, at its highest and best use, regardless of whether or not the property is so used at the time (*Matter of City of New York*

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[1] Defendant appraised the property at 313 acres. This total included 5.2 acres owned by Flowerfield Realty, Inc. At trial and in defendant's post-trial memorandum, defendant accepts and stipulates to the size as found by claimant.

[2] For ease of reference the Court will refer to the bisected lands as parcels A and B, as identified in claimant's appraisal (claimant's Exhibit 3).

[Franklin Record Ctr.], 59 NY2d 57; *Centereach Car Care Ctr. v State of New York*, 271 AD2d 391).

The parties' appraisers do not agree with each other as to the highest and best use of the property. Defendant's expert finds the highest and best use of the property is "to create a light industrial/business park, as permitted under current zoning" (defendant's ex. H). Conversely, claimant's appraiser finds the highest and best use of the subject property is "for a change of zoning to Planned Development District (hereinafter PDD) and development with a multiple residence family residential community" (claimant's ex. 3). The Court, therefore, must examine the highest and best use proffered by the parties and determine which theory is the highest and best use.

Defendant's Highest and Best Use

Defendant's expert, Kenneth Golub (hereinafter "Golub"), has been an appraiser since 1968. He began his career in Binghamton, New York. At some point, he was transferred to Poughkeepsie, New York. In 1974, Golub opened his own business in Poughkeepsie which he then relocated to Westchester County, New York in 1980.

Golub testified that analyzing utilization is a critical step in determining highest and best use because it must be decided what the property is going to be used for to determine its highest valuation (T. 740).[3] He stated that he relied on the reports of others as well as his own research in making that determination. The witness began his analysis by eliminating, in his opinion, unacceptable uses for the subject property. He was left with two choices as the primary use: residential and industrial (T. 741).

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[3] This is a reference to the trial transcript page where the witness' testimony can be found.

According to the witness:

> Analyzing the viability of residential use is very complicated, because the property is surrounded by homes. And it is in a very nice residential location, and I think most developers would normally tend to gravitate to residential use, simply because there are more home buyers out there, than any other kind of buyer. So if you want to do a project of this size and scope, you want to build momentum as quickly as possible. And the best way to build momentum is in a market sector that has the most number of buyers, the most activity, and that's residential. (T. 741).

Continuing on, Golub outlined the problems of residential development:

> There are a few problems with residential. Largely that land has been nationalized in the New York metropolitan area. You don't really own the property, the local officials and the local residents have all the control - - they hold all the cards, and it's very difficult to get approval. In this case, residential is the more difficult path to follow, because it requires rezoning, and it requires a higher degree of study, because there are more alternatives, and it opens up more potential options, and greater time and greater risk than the approval process. The approval process is a huge obstacle to overcome in changing the existing use. (T. 742).

Golub testified if a use could be found consistent with existing zoning, then the subject property would be more beneficial to the developer.

In examining the existing zoning, Golub stated the property possessed a number of attributes in regard to industrial development consistent with the existing zoning (T. 742). First, the expert noted the proximity of the subject property to SUNY Stony Brook. According to Golub, this would make the subject property attractive to pharmaceutical companies for research and development.

Next, the expert testified there are in excess of one hundred residential neighbors,[4] who would have to be notified of any public hearing for a change of zone. He presumed there would be

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[4] The witness obtained this figure from claimant's previous application for a change of zone to residential with 336 units and a golf course.

a lot of opposition – "torches and pitchforks" (T. 744) – to any application for rezoning to residential.

Golub testified any development would be slowed by the approval process, which he stated is a political process (T. 744). The witness proposes a business park with flexible sites. Basically, he would subdivide the subject property into five or ten acre lots, with the possibility of combining lots for larger parcels. These could be sold for commercial development consistent with Golub's business park idea (T. 745).

In further support of his highest and best use theory, the expert analyzed ten projects on large lots of land. Eight were located in Brookhaven, while the other two were located in Smithtown. The expert's conclusion was that rezoning applications can take longer to process than anticipated. This is due to opposition at public hearings, the number of applications being reviewed, change in administration due to elections, and post approval lawsuits brought by neighbors. In light of these factors, Golub found the highest and best use for the subject property was to maintain the existing industrial park and creating a business park (T. 748). On cross-examination, Golub stated it would take at least ten years to develop this plan (T. 787).

Further, during cross-examination, Golub testified the main reason for not valuing the subject property as residential was the uncertainty as to the number of units to be approved (T. 766). Golub also concluded the subject property did not have a reasonable probability of being rezoned to residential, and therefore, did not appraise the property for residential use. However, when pressed about residential development, Golub agreed the property did have a reasonable probability of being rezoned residential if the plan were for one or two acre lots (T. 780).

Golub also admitted he agreed with Robert Grover's testimony.[3] Grover opined the subject property had a reasonable probability to be rezoned as a mixed use zoning (T. 772). Golub testified he would have had a hard time appraising the property as mixed use. He would need a "model, some type of prototype" on which to base his evaluation (T. 773). Golub also testified the subject property had a reasonable probability of being rezoned for a golf course community (T. 790). However, since Golub was unsure as to the length of time it would take to have this approved, he did not consider it to be the highest and best use (T. 789).

Golub agreed that the site had a reasonable probability of being rezoned for mixed use (T. 791). He stated there had been an approval for 120 units of an adult home on ten acres, which could be one component of mixed use. Another component use could be apartments on 25 acres and the rest could be low density, single family homes (T. 792). Golub testified he did not appraise the property for this type of use because there was nothing specific at the time of the appraisal. While Golub agreed it is his job to think of and appraise what the most profitable use of a property could be, the mixed use for the subject property did not get past the "contemplation stage" (T. 793). In contrast, although Golub was not given any particulars for an industrial park, he managed to envision an industrial park at the subject property by using comparables (T. 793).

During cross-examination, Golub was questioned as to the possible square footage of his industrial park. According to the expert, out of the 308 acres available on the subject property he would develop 256 acres. The allowable development area in Smithtown is 42%, while it is only 35% in Brookhaven (T. 801). For purposes of questioning, claimant's counsel restricted himself to

[3] Robert Grover (hereinafter "Grover") was called by defendant as a zoning expert. His testimony as to the highest and best use will be discussed subsequent to defendant's appraiser.

the lower figure of 35% for development. The expert agreed this was the allowable area to be developed according to his report.

Under questioning, Golub agreed that 35% of the 256 acres or 89.6 acres could be developed.[6] Multiplying the 89.6 acres by 43,560[7], the expert conceded the development could be just over 3.9 million square feet. Adding this figure to the existing 200,000 square feet of industrial space, gives a maximum build out of 4.1 million square feet of industrial space. Golub testified he did not contemplate maximum density when he wrote his appraisal. However, as he admitted on cross-examination, he did not prohibit maximum density in his appraisal (T. 802). In contemplating the highest and best use for the subject property, Golub testified he did not consider the traffic implications (T. 806).

Another witness defendant called to support its highest and best use of the subject property was Robert Grover (hereinafter "Grover"). Grover was called as an expert in environmental planning. He has worked on numerous projects on Long Island and is familiar with the processes for approval for the development of private property in the Towns of Brookhaven and Smithtown (T. 547). The expert was retained to assess the "likely prospects of success of a residential type planned development district on the entire Gyrodyne property with, and this is the key really, a yield of somewhere in the range of five to seven residential units per acre" (T. 548).

Grover also testified that in order for the subject property to be residentially developed, it would need to be rezoned in the Towns of Brookhaven and Smithtown. First, both Towns would

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[6] Claimant's counsel actually arrived at a figure of 89.78 acres (T. 802). However, according to the Court's calculation, 256 x 35% = 89.6. Thus, the Court will adopt the 89.6 figure and substitute it for claimant's figure of 89.78.

[7] The square footage per acre.

need to complete a successful review of a submitted site plan. In addition, the property would need to be the subject of a State Environmental Quality Review (hereinafter "SEQR"). The community would be able to review and comment during the site plan review, environmental review and zoning review.

Grover described the process by which a SEQR would, in all likelihood, be required. He testified claimant would need to include alternatives in its statement for the agencies to consider. According to the expert, the "beauty" of a PDD would allow for both residential and industrial or a combination of both uses (T. 557). After the SEQR is done, the project would go to the planning boards in the Towns of Brookhaven and Smithtown. In addition, the expert was sure the Suffolk County Planning Commission would also have to review any project for the subject property.

The expert also testified a number of issues would have to be studied before any development of the subject property could take place. Groundwater, traffic and the impact on the schools are three issues which need to be addressed before any residential development.

While going through all the various reviews, public comment and scrutiny of two towns, Grover opined the project, when approved, would be smaller than what would be proposed at the outset of the process (T. 581). He also opined the process would take a minimum of seven years (T. 582).

On cross-examination, Grover reiterated his opinion that the highest and best use of the subject property would be light industrial build out (T. 591). However, he recognizes the nature of the light industrial build out could have its own set of industrial problems (T. 591).

According to Grover's report, he expressed concern over the loss of native grasslands and the effect on wildlife on the subject property. During cross-examination, Grover admitted the

"native grasslands" were what is commonly referred to as the fairgrounds at the subject property. While he acknowledged the fairgrounds are mowed, he insisted mowing is proper maintenance for native grasslands, otherwise it will not remain native grasslands (T. 601).[8] As to the wildlife, Grover testified he was not aware of any endangered species at the subject property.

Grover acknowledged the Town of Brookhaven, in its comprehensive plan, wished to eliminate areas of industrial spot zoning, such as the subject property (T. 618). However, he remained steadfast in his opinion the subject property would not be rezoned to residential for claimant's proposed use. On the other hand, if the density were to be reduced to one or two units per acre, Grover testified a change of zone would be likely (T. 623).

William Fitzpatrick (hereinafter "Fitzpatrick") testified on the defendant's behalf as a traffic expert. The witness was employed by New York State Department of Transportation from 1969 through 2004. Fitzpatrick spent his entire career in the Traffic, Engineering and Safety Group of Region 8. Region 8 consists of the counties of Westchester, Rockland, Orange, Ulster, Putnam, Dutchess and Columbia. Subsequent to working for defendant, Fitzpatrick worked for a private engineering and consulting firm for three years. Since January 2008, the witness has operated his own business in Dutchess County, concentrating on traffic and safety issues, accident reconstruction and forensic engineering.

Fitzpatrick testified he has reviewed hundreds of traffic impact studies and also conducted studies. In order to conduct a traffic study for the subject property, he reviewed a Final Generic Environmental Impact Statement (hereinafter "FGEIS") conducted by SUNY Stony Brook (T. 640).

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[8] It seems to the Court mowing the grasslands would make that area "lawn" rather than "native grasslands".

In addition, the expert testified he was aware of other studies done concerning the intersection level of service and safety of the infrastructure around the subject property and he brought himself "up-to-date with that" (T. 640). After reviewing these materials, visiting the subject property and surrounding intersections, Fitzpatrick made an assessment of the capacity, the operations and the safety of some intersections that might be impacted (T. 641).

Fitzpatrick testified a build out at the subject property of 336 single family units and an 18 hole golf course would generate the following trips: A.M.:96 vehicles entering the property and 196 exiting; P.M.: 237 vehicles entering and 152 exiting (T. 673). The expert opined that this increased trip generation would be a difficult problem to mitigate. As to the proposed 1,500 units for the subject property, the expert opined the greater the density of the development, then the greater the problems for the congested roadways.

On cross-examination, Fitzpatrick testified he did not analyze the traffic impact of defendant's highest and best use as of the vesting date (T. 682). Fitzpatrick's analysis of the traffic in the area is based upon the FGEIS report (Exhibit I) conducted in 2004, one year prior to the vesting date. Fitzpatrick next looked at the growth for the year 2007, as did the FGEIS report and adopted those findings as his own (T. 683). The assumption in the witness' report is that no build out would have taken place through 2007 and that the property is being used as it existed prior to the vesting date. According to Fitzpatrick, the 2007 growth rate does not analyze either party's scenario, it is simply a "basis for comparison" (T. 689).

Claimant's Highest and Best Use

The appraiser called by claimant was Gary Taylor (hereinafter "Taylor"). The witness has been a real estate appraiser on Long Island for approximately 36 years. In addition, the witness lives in Setauket, New York.[9]

The witness stated the property straddles the two Townships of Brookhaven and Smithtown and is primarily a residential area (T. 324). North of the property, on the opposite side of NYS Route 25A, is a large farm. Across Mills Pond Road from the subject property is a historic house.

In trying to decide upon the highest and best use for the subject property, Taylor indicated he looked at the general character of the surrounding area and his own personal experience of living nearby for 30 years. Taylor opined the subject property seems more suitable for residential development rather than industrial development (T. 326). The road system feeding the area is limited. New York State Route 25A winds in front of the property and "comes down a fairly steep curve as you head towards the eastern side of the property" (T. 327). Mills Pond Road and Stony Brook Road are narrow and winding in the area of the subject property.

Taylor believes the subject property is an extremely poor location for industrial purposes. It is remote from the main thoroughfares and there is no easy transportation in and out of the site (T. 327). According to the witness, most industrial parks in Nassau and Suffolk Counties are located along the Long Island Expressway in order to be able to easily move goods and people in and out of Long Island.

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[9] The Court notes the appraiser lives within ten minutes of the subject property.

In contrast, Taylor describes the subject property as "pristine"and the surrounding area as "bucolic" (T. 328). The surrounding neighborhood, according to him, is surrounded by expensive homes and is situated within two very good school districts (T. 328).

In examining the property, Taylor decided to look at the property as raw, undeveloped land. While the property does contain industrial buildings, they were built in the 1950's as industrial space and later cut up into incubator space.[10] If the subject property were to be developed for industrial purposes, Taylor stated the buildings should be razed and more modern buildings built (T. 330).

In determining the highest and best use of the subject property, Taylor utilized the report of Daniel Gulizio (hereinafter "Gulizio"), claimant's planning and zoning expert. From his own experience, Taylor agreed with the possibility of rezoning the subject property to a PDD. In valuing the property, Taylor would make adjustments for the probability of rezoning.

On cross-examination, Taylor stated the subject property was underutilized as industrial property in the before situation with, as of the vesting date, only about 5% of the property so utilized. The only non-residential neighbor of the subject property besides the farm is the State University at Stony Brook. The witness agreed that in determining the highest and best use of the subject property he had to analyze what was physically possible, legally permissible, economically feasible and maximally productive as of November 2005.

In regard to the physical characteristics of the property, the witness did not see any limit to the type of use for the property (e.g. residential, industrial, or retail) (T. 388). However, the witness stated the physical access to the property and the physical characteristics of the surrounding area are

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[10] Incubator space is for a small start up company.

a significant deterrent to the industrial development of the subject property (T. 392). He further stated the roadways are fine for residential use but the narrow winding roads would not be suitable for commercial development (T. 393).

Based upon the witness' 36 years of experience as a real estate appraiser, AAG Ryan[11], on cross-examination, asked the witness about public response to development of vacant land as to the new traffic that would be generated. The witness was asked if new traffic generators were welcomed by neighbors. The witness testified neighbors never want development, but if forced to choose between industrial development and residential, then it would "appear to be almost a no-brainer for them, they would go with the residential" (T. 397).

AAG Ryan turned his questions to what was legally permissible. The subject property was zoned light industrial and according to the witness, it could be developed industrial as of right. While Taylor admitted that industrial is legally permissible, each factor could not be taken on its own, as AAG Ryan attempted during cross-examination. The witness indicated if one of the factors was knocked out, then a particular use could not be the highest and best use (T. 407).

When examining the economic feasibility and maximum productivity of an industrial use, Taylor explained it is not that industrial use does not provide a return, but it is not the greatest return. While AAG Ryan agreed residential development would provide the subject property with a higher value (T. 409), he pointed out to the witness such development was not legally permissible under the current zoning as of the date of vesting. However, the expert testified he made adjustments for the change of zone.

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[11] This is a reference to Assistant Attorney General J. Gardner Ryan, who represented the State of New York.

It was Taylor's testimony the highest and best use for the subject property was a change of zone to a PDD and for residential development of three to six units per acre.

Claimant next called Daniel Gulizio. Gulizio is presently employed as Deputy Director of the County of Suffolk's Planning Department. Based upon the witness' present employment, AAG Ryan moved to preclude Gulizio from testifying. Ryan did not so move prior to the witness taking the stand, rather he made his application during his *voir dire* of the witness' expert qualifications. Instead of using the *voir dire* to challenge this witness' credentials, AAG Ryan questioned the witness concerning the Administrative Code of the County of Suffolk (defendant's Exhibits A and B).[12]

Specifically, Gulizio was asked about §A30-1 of the Code, which prevents employees of Suffolk County from accepting paid or unpaid employment for any private entity which may create a conflict of interest or impair the proper discharge of the witness' duty as a county employee. AAG Ryan declared that he raised this as a basis of seemingly unethical behavior by the witness because claimant would need to make any application for a change of zone to the Suffolk County Planning Commission which is staffed by the county department employing the witness.[13]

However, according to §A30-1(C), the situation in which Gulizio finds himself in is an enumerated exception, in that Gulizio entered his contract with claimant prior to becoming an

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[12] The Court notes these were exhibits that were entered into by stipulation of the parties.

[13] Such an application would be necessary because the subject property is within 500 feet of a town border (T. 29).

employee of the County of Suffolk. Thus, this Court sees no breach of the County's Code.[14] After, dispensing with this issue, AAG Ryan had no objection to the witness' expert credentials.

As previously indicated, claimant called Gulizio as an expert in planning and zoning. He graduated from college in 1986 and went to work in the Town of Islip planning department. The witness obtained a Master of Science degree in urban planning and a law degree. Gulizio worked for the Town of Islip from 1986 until 2002. From 2002 until 2005, the witness worked at the Town of Brookhaven as the Commissioner of Department of Planning Environment and Land Management. During his career, Gulizio indicated he had been involved with a few hundred rezoning applications.

The witness was retained to determine the reasonable probability of rezoning. He testified that in making such a determination a number of factors must be considered. First, the existing zoning must be considered. Another factor would be to consider the surrounding property to determine if the existing zoning is compatible with the neighborhood. The limitations of the subject property must be considered. Another would be the municipality's comprehensive plan for the area. Finally, any history of zoning applications would also be examined (T. 42).

In examining the subject property, the witness noted the property is zoned for light industrial and could be developed for various uses, as of right. The witness noted under the zoning approximately 4.5 million square feet of industrial space could be developed. However, Gulizio felt it was more likely something less than maximum development would be approved and estimated

[14] This Court maintains, as it did at trial, had a breach occurred it would not prevent Gulizio from testifying. It would instead be an issue between the witness and the County of Suffolk. The only use this Court can imagine in raising the issue, is that the witness may become intimidated into not testifying. The Court, however, is not suggesting this was AAG Ryan's intent, even though this information was in AAG Ryan's possession since November 12, 2008, but not raised until trial. There is further discussion of this matter later in this opinion.

approximately 3 million square feet for development.[15] As this Court has observed with the other witnesses, Gulizio also noted the residential nature of the area surrounding the subject property and its inconsistency with the current zoning.[16] The witness testified the residential units, in the surrounding area, are approximately two to three per acre.[17]

The limitations of the surrounding roadways influenced the witness in examining the physical constraints of the subject property. Getting traffic on and off the property is a problem for the site. It is remote from the Long Island Expressway, and remote from any major arterial roadway.

According to the witness, the Town of Brookhaven adopted a comprehensive plan in 1996 (Exhibit 2). The plan addresses rezoning industrial properties that are underdeveloped (T. 50). The witness considered it would be many years into the future before any further industrial development took place. The bulk of industrial development was still occurring further west in Hauppauge, or on Veterans Memorial Highway in the area of MacArthur Airport in the Town of Islip. The witness testified the Veterans Memorial Highway area was not experiencing intense pressure for development (T. 51).

Gulizio declared that the comprehensive plan also recommends eliminating isolated industrial properties or spot zoning (T. 51). In examining the surrounding area, which is entirely residential, the witness opined the subject property fit this category of the comprehensive plan for rezoning. In addition, the subject property intruded into a residential area. He also stated that the subject property

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[15] According to the testimony, this reduces the allowable area of development from 35% to 25%.

[16] Gulizio referred to it as "spot zoning" for industrial purpose (T. 46).

[17] The witness testified the zoning in the Brookhaven portion of the area is for residential housing on a minimum lot of 22,500 square feet in some areas and 15,000 square feet in other areas.

could not justify the additional traffic that accompanies more industrial development (T. 52) and that the Brookhaven comprehensive plan identifies the subject property specifically and designates it for a change of zone to a PDD.

The Town of Smithtown was in the process of updating its comprehensive plan when the witness was writing his report. The last comprehensive plan from Smithtown was during the 1950's. Therefore, the witness did not give much weight to Smithtown's comprehensive plan (T. 55).

Gulizio also examined other properties which were rezoned in the Towns of Brookhaven and Smithtown. He identified nine properties in the Town of Brookhaven and two in the Town of Smithtown which were rezoned from industrial to a high density residential use (claimant's Exhibit 1). Based upon his research, Gulizio opined there was a trend in both Towns to consider rezoning properties, particularly commercial properties, to "moderate and low density multi-family, planned retired community designations" (T. 60).

The witness also testified the town boards would take into account practical factors when deciding a zone change or allowing a property to develop "as of right". The witness foresees greater opposition to an industrial build out which would allow four story buildings with a 35% floor area ratio, as opposed to a moderate density residential use which only allows a 25% floor area ratio (T. 66).

The expert's ultimate conclusion was that a change of zone to residential would occur. The probability he assigned to a zone change in the Town of Brookhaven was 90% to 95%. In the Town of Smithtown, the probability of rezoning was 70% to 75%. This lower percentage is due to a lack of a comprehensive plan in Smithtown. More specifically, he said a PDD would be allowed with a density of 3 to 6 units per acre (T. 68).

During cross-examination, Gulizio stated the definition of a PDD allows for uses other than residential development. However, it is his opinion a PDD allows for the greatest flexibility for the subject property and the highest and best use for the subject property would be a PDD allowing residential zoning. Gulizio considered industrial zoning but decided it was not the highest and best use. When asked if the permitted build out under the existing zoning is too dense for the subject property, the expert stated "[b]ased upon the surrounding nature and character of development of the property, the potential of the access to the property, the limited nature of the roadway access to the property, I felt that there would have been significant adverse impacts with development under the existing zoning" (T. 77-78).[18] Gulizio testified a town board would have more tolerance for changing a zone from light industrial to a multiple family residence or PDD (T. 137).

The expert reiterated on cross-examination his opinion the likelihood of rezoning of the subject property in the Town of Brookhaven was 90% to 95%. He was not 100% sure because there is never a guarantee on a change of zone (T. 139). Gulizio's opinion of 70% to 75% for a change of zone in the Town of Smithtown was based upon a number of factors. Smithtown has less history of rezoning for low to moderate density housing.[19] There is no comprehensive plan specifically referenced to the level of Brookhaven's plan (T. 140).

The claimant called Alan King, Jr. (hereinafter "King"), a licensed professional engineer, to testify as a traffic expert. King was asked to conduct a traffic impact study of the subject property

[18] The Court notes the audio recording of this quote, as reviewed by the Court, differs slightly from the written transcript. In the audio, the words ". . . I felt that there . . ." can be heard, as opposed to the written transcript which states ". . . I felt that it . . ."

[19] Gulizio stated the Town of Smithown is a more mature suburban town with fewer zoning applications (T. 130).

(claimant's Exhibit 4). According to the witness, a traffic impact study evaluates the traffic as it exists in the present and how it may operate in the future (T. 181). King testified he was retained to evaluate traffic conditions surrounding the subject property under various scenarios as of November 2005 (T. 182). The first scenario was a "no build" condition. This would contemplate the status quo remaining as to the industrial property and no further development.[20] The next scenario was to develop the remainder industrially, "as of right". The expert also considered developing the entirety of the property industrially, "as of right". The last two scenarios were to develop the remainder as residential property and to develop the entirety of the subject property as residential (claimant's Exhibit 4, p. 1-1).[21]

King's firm was retained in 2006. At that time, he identified thirteen intersections as significant to the subject property. The witness testified his firm needed to freeze the traffic count of the intersections as of the vesting date - November 2005. In order to accomplish this task, King's firm conducted its own traffic count of most of the thirteen intersections in 2006. As to the remaining intersections, the witness used the Draft Generic Environmental Impact Study which was prepared in 2004. King used traffic counts from the NYS Department of Transportation and seasonal adjustments which are published by NYS Department of Transportation and adjusted the two counts to arrive at a traffic count for the subject property in November 2005 (T. 184 - 185). The resulting count gave King the "no build" base line count.

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[20] The "no build" scenario is used by King as a base line to show the increase in traffic in each of the other scenarios.

[21] In order to determine the highest and best use of the subject property, the Court is concerned with the scenario of a full build out of the entirety of the property as both industrial and residential. These two scenarios represent the highest and best uses of the parties.

King then utilized the Institute of Transportation Engineers' Trip Generation Manual. According to the witness, this is a manual to predict traffic generated by various types of land uses. In addition, the witness studied the "no build" traffic patterns to determine how traffic is flowing. This was done to find which intersections and roadways are being used. According to King's report (claimant's Exhibit 4), the trips generated during the morning peak time, in the "no build" scenario was 136. The trips generated during the afternoon peak time, in the "no build" scenario was 222. The trips generated in the "as of right" build out were 4,360 in the morning (3,206% greater) and 5,026 in the afternoon (2,264%). Thus, there is a net increase of 4,224 trips in the morning and 4,804 trips in the afternoon. The trips generated in the residential development were 459 in the morning (338%) and 565 in the afternoon (255%). Under the residential scenario, there is a net increase of 323 trips in the morning and 343 trips in the afternoon.

The report identifies intersections which are significantly impacted, in a negative way, in the different scenarios. The impact referred to in the report is the amount of delay a vehicle would experience at the intersection. The report identifies a negative impact on twelve of the thirteen intersections under the "as of right" build out. Only one of the thirteen intersections was identified as negatively impacted under the residential build out scenario (claimant's Exhibit 4, p. 8-1). In developing the subject property as residential, one of the intersections would be positively impacted in the afternoon. Any intersection which is negatively impacted will require some type of mitigation. Mitigation would include some type of traffic control device.

On cross-examination, King testified he used the numbers in Gulizio's report for the full industrial build out. King did not inquire as to whether the space could actually be built (T. 216). The expert repeatedly answered he did not create the assumptions he relied on for his scientific

model. Instead, King testified, he relied upon the expertise of others for the basic assumptions. The witness testified his expertise was in traffic and transportation, not in zoning or building. King also testified he did not do anything less than a full build out of the subject property as to the entirety of the subject property. Thus, the traffic conditions under the industrial build out anticipate approximately 4,000,000 square feet of industrial/office space.

During his cross-examination, King admitted the report he prepared for trial would not be adequate for a town board unless the project was to be built within a year. King explained a typical traffic study, presented to a town board, would reflect the impact over the time a development is built. The witness further explained his assignment was to develop the study with the build out done as of November 2005. King stated if his assignment was to show a growth rate over a number of years then he would have done that.

Peter Pitsiokos (hereinafter "Pitsiokos"), the Chief Operating Officer of Gyrodyne, testified for claimant. He began working for claimant in 1992 as counsel. The witness gave a brief history of Gyrodyne and the subject property. As stated, Gyrodyne was formed in 1946 in Massapequa, New York and as it grew, the company needed a larger piece of property for testing helicopters. The subject property was purchased in 1950 or 1951 consisting of approximately 360 acres. At that time, it was zoned residential and the company hired an attorney to rezone the subject property to industrial. By the late 1960's, Gyrodyne was transitioning out of the helicopter business. Most of the industrial buildings on the subject property were leased to "mom and pop" type businesses (T. 460). The leasing of the buildings continues to present day.

While the company is publicly traded, approximately 40% of the company is family owned. According to Pitsiokos, the company is resistant to do anything which would "get in the way of

keeping the company going and keeping those people employed" (T. 460).[22] The family explored several options to develop the subject property. However, nothing was ever finalized. At one point, Gyrodyne attempted to redevelop the property to put 126 units of senior living on 10 acres. According to claimant's Exhibit 13, the Town of Brookhaven approved a change of zone to residential to build the facility in February 2000. In November 2002, the Town of Brookhaven granted claimant's request to withdraw the change of zone request.[23]

At the same time claimant was withdrawing its change of zone request to build assisted living housing, it was submitting an application to build a residential golf course community.[24] Pitsiokos testified the management and board of directors had two goals in developing the property: maximize value to the company's shareholders and do something which would be of benefit to the community (T. 466).

According to Pitsiokos, the Town of Brookhaven initially rejected this application because it wanted the proposal submitted in Brookhaven and Smithtown simultaneously. The Town of Smithtown granted claimant a public hearing. The witness testified the project received minimal opposition (T. 469). Pitsiokos was not aware of any community opposition to this project in either Smithtown or Brookhaven, except from the two or three individuals who voiced an objection at the Smithtown hearing.

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[22] Pitsiokos explained "those people" he referred to were the family of the founder.

[23] The assisted living facility was being developed by claimant in partnership with Marriott. Shortly after the zone change approval in February 2000, Marriott got out of the assisted living business. Claimant did not pursue this opportunity.

[24] It was noted by the witness the residential golf course community was a plan developed by claimant's new management team which was installed in 1999.

On cross-examination, Pitsiokos testified the rental income from the "mom and pop" businesses is approximately $2,000,000.00 annually. Pitsiokos conceded claimant never made an application to any town board to develop the entirety of the subject property with 1,500 to 1,800 residential units.

Gerald Barton (hereinafter "Barton") was the last witness to testify for claimant. Barton described a long career which included being a lawyer in the Army, working for the Justice Department, a local developer in Oklahoma, and chief of staff for the Governor of Oklahoma. In 1971, Barton bought a company, which became known as Landmark Land Company (hereinafter "Landmark") and began developing communities, in particular, world class golf and luxury residential communities.

In 2000, Barton came to New York to look at land in the Town of Riverhead for possible residential development. After approximately two to three months, the witness told his potential partners they would never get a zone change and walked away. These same partners requested Barton to return to look at the Gyrodyne property. Barton and Landmark spent about three months exploring the various aspects of the subject property to determine if it was a venture Landmark wanted to be involved with. After this period of investigation, Barton came to the conclusion the subject property was best suited for a residential community - a world class golf and luxury residential community.

LAW

Highest and Best Use

As previously stated, damages must reflect the fair market value of the property on the vesting date, at its highest and best use, and which the subject property could or would be made

reasonably in the near future (*Matter of City of New York [Broadway Cary Corp.]* 34 NY2d 535; *Matter of City of New York [Franklin Record Ctr.]*, 59 NY2d 57; *Zappavigna v State of New York*, 186 AD2d 557; *Matter of City of New York*, 18 Misc 3d 1118[A]), regardless of whether or not the property is so used at the time (*627 Smith St. Corp. v Bureau of Waste Disposal of Dept. Of Sanitation of City. of N.Y.*, 289 AD2d 472 *app. dism'd* 98 NY2d 646; *Centereach Car Care Ctr. v State of New York*, 271 AD2d 391). The use envisioned by the condemnee can not be speculative or hypothetical (*Matter of the City of New York [Rudnick]*, 25 NY2d 146; *Matter of HBP Assoc. v County of Orange*, 277 AD2d 237; *Matter of City of New York*, 18 Misc 3d 1118[A]; *Matter of City of New York*, 20 Misc 3d 1143[A]). The condemnee is charged with the burden of proving the highest and best use and it would or could have been put to such use in the reasonably near future (*Matter of City of New York [Jomar Real Estate Corp.]*, 61 NY2d 843; *Matter of the City of New York [Wilson]*, 21 AD2d 652; *IIT Realty v State of New York*, 120 AD2d 706).

> While it is not essential to demonstrate either that the property had been used as its projected highest and best use or that there had been an *ante litem* plan for such use (*Keator v State of New York*, 23 NY2d 337, 339), it is, of course, necessary to show that there is a reasonable probability that its asserted use could or would have been made within the reasonably near future (*Matter of City of New York [Wilson]*, 21 AD2d 652, 653, *affd* 16 NY2d 814); an a "use which is no more than a speculative or hypothetical arrangement in the mind of the claimant may not be accepted as the basis for an award" (*Matter of City of New York [Shorefront High School -- Rudnick]*, 25 NY2d 146, 149; *Triple Cities Shopping Center v State of New York* 26 AD2d 744, *affd* 22 NY2d 683).

(*Matter of City of New York [Broadway Cary Corp.]*, 34 NY2d 535, *supra* at 536).

In *Matter of City of New York [Franklin Record Ctr.]*, 59 NY2d 57, *supra*, plaintiff owned a 10 story loft building which defendant appropriated. Prior to the condemnation, plaintiff rented

space in the building for record storage. By using movable metal walls, plaintiff was able to accommodate tenants actual space needs and tenants were more willing to pay a greater per foot rental. Both appraisers found the income approach to be the best method in valuing this property. Plaintiff's expert used the entire rent paid by the tenants as rental income. Defendant's appraiser used only a portion of the rent paid as rental income. He considered the rest of the rent as a fee for services rendered. The trial court adopted the defendant's view of the case. As to the issue of the highest and best use, the Court of Appeals cited the First Department's holding:

> "In the determination of the fair market value, the condemnee is entitled to have the appraisal based on the highest and best available use of the property irrespective of whether he is so using it". (*Keator v State of New York*, 23 NY2d 337, 339.) Claimant is actually putting the building to its highest and best use. The fact that its neighbors are not doing likewise should not deprive this claimant of the benefits of its ability to find an even higher and better use than envisioned by the others. (69 AD2d 111, 114).

In *Matter of City of New York [Jomar Real Estate Corp.]*, 94 AD2d 724, claimant and defendant each listed a different highest and best use for the subject property. Defendant contended the property's highest and best use was for industrial purposes. Claimant contended the highest and best use was a commercial use (*i.e.* a neighborhood shopping center). Several years prior to the vesting date, claimant began to clear the land and improve it. Claimant leveled the property, cleared debris and had sewers installed. Claimant's expert testified he was familiar with the area and based upon his experience, the neighborhood could support a local shopping center. Defendant's expert conceded the land was more valuable with a commercial use as opposed to an industrial use. However, defendant's expert believed a commercial enterprise would not do well in this area. The appellate division found the defense expert's "belief" was insufficient to rebut claimant's proof as to the highest and best use. Claimant had proven the likelihood of the highest and best use which

would have occurred if condemnation had not taken the subject property.

Lack of Range of Expert Opinion

As previously mentioned, the parties present the Court with different highest and best uses of the subject property. Where the parties differ, the Court must examine the evidence and opt for one of the uses. Thereafter, once the Court chooses the highest and best use of the subject property, if there is no range of value to guide the Court in valuing the subject property, the Court is left with the valuation of the property by only one set of experts.

> When, as in this case, the expert opinion of one of the parties is rejected as insubstantial and inadequate to support the court's finding, then no range of testimony exists and consequently the award made by the trial court and every element thereof, if at variance with the remaining expert opinion, must be supported by other evidence and a sufficient explanation provided by the court (*Matter of City of New York [A. & W. Realty Corp.]*, 1 N Y 2d 428; *Evans v State of New York*, 31 A D 2d 565; *Fredenburgh v State of New York*, 26 A D 2d 966; *Spyros v State of New York*, 25 A D 2d 696).

(*Ridgeway Assc. v State of New York*, 32 AD2d 851, 852; *see also Crosby v State of New York*, 54 AD2d 1064; *Matter of Rochester Urban Renewal Agency v Phillips*, 60 AD2d 752; *Matter of City of New York [Jomar Real Estate Corp.]*, 94 AD2d 724; *Matter of Dennison Holding Corp. v Finance Adm'r of City of N.Y.*, 105 AD2d 700).

Significantly, other evidence could include alternative appraisals or cross-examination of the prevailing expert opinion leading to a diminishment of the award.

Discussion

During the respective cross-examinations of each appraiser, neither party pointed to a serious flaw in the methodology used by the experts. Thus, the Court is left with no range of value to guide it in adjusting the value of the subject property. Claimant's appraisal values the property at approximately $125,000,000.00, while defendant's appraisal values the subject property at approximately $22,450,000.00.[25] The Court is cognizant of the additional interest and other fees

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[25] NYS EDPL §701 provides:

> In instances where the order or award is substantially in excess of the amount of the condemnor's proof and where deemed necessary by the court for the condemnee to achieve just and adequate compensation, the court, upon application, notice and an opportunity for hearing, may in its discretion, award to the condemnee an additional amount, separately computed and stated, for actual and necessary costs, disbursements and expenses, including reasonable attorney, appraiser and engineer fees actually incurred by such condemnee. The application shall include affidavits of the condemnee and all parties that have incurred expenses on the condemnee's behalf, setting forth inter alia the amount of the expenses incurred.

The Court notes the industry standard in regard to attorney fees is 1/3 of any money over and above the advance payment. The 1/3 fee is calculated after interest has been added to the award (*Matter of Hoffman v Town of Malta*, 189 AD2d 968; *Sea Isle Foods v State of New York*, 40 Misc 2d 872). The Court is unaware what the advance payment was in this matter and is, therefore, unsure if §701 fees will be awarded.

In addition, interest is added to the judgment. NYS Finance Law §16 states "[t]he rate of interest to be paid by the state upon any judgment or accrued claim against the state shall not exceed nine per centum per annum." In *Denio v State of New York*, 7 NY3d 159, 168, the Court of Appeals held

> To rebut the presumption of reasonableness accorded State Finance Law §16's maximum rate, the State bears the burden of proffering substantial evidence that rates of return on both public and private investments during the relevant period are below nine percent (*see generally Matter of Metropolitan Transp. Auth. v American Pen Corp.*, 94 NY2d 154, 158 n 1[1999]; *Matter of FMC Corp. [Peroxygen Chems. Div.] v Unmack*, 92 NY2d 179, 187 [1998]). Substantial evidence " 'consists of proof within the whole record of such quality and quantity as to generate conviction in and persuade a fair and detached fact finder that, from that proof as a premise, a conclusion or ultimate fact may be extracted reasonably--probatively and logically' " (*FMC Corp.*, 92 NY2d at 188, quoting *300 Gramatan Ave. Assoc. v State Div. of Human Rights*, 45 NY2d 176, 181 [1978]). Once the presumption has been rebutted, the claimant has the burden of coming forward with evidence tending to show that a higher rate, up to the statutory maximum, is reasonable.

which could be added to the judgment.

The outcome of the case hinges upon whether or not the Court accepts claimant's position, that the subject property would be rezoned to allow a PDD for residential use. The burden of proof is on claimant. In order to establish its case, in accordance with the previously cited law, claimant: (1) does not have to show the subject property is currently used at its highest and best use; (2) does not have to have a solid plan in place for the new highest and best use; but (3) must show a reasonable probability the asserted use would be made within the reasonably near future; and (4) the use cannot be speculative or hypothetical, in the mind of claimant.

In establishing its case, claimant presented the Court with: the background and history of the subject property (Pitsiokos); a businessman willing to invest time and money toward developing the subject property (Barton); a traffic study to compare and contrast the impact of traffic in an industrial scenario and a residential scenario (King); an expert in rezoning (Gulizio); and a real estate appraiser (Taylor). Each of claimant's experts were either local to Long Island or had experience on Long Island and had extensive backgrounds in their field.

According to Pitsiokos, the subject property was originally zoned residential. The parcel claimant owned was large enough to test the helicopters it built without interfering with its residential neighbors. Through the years, the area surrounding the subject property remained residential. In making its viewing of the subject property, the Court notes the surrounding area is an upper middle class residential neighborhood. There are two exceptions to the residential

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The Court notes the cases have rarely varied from the finding of 9% which, in this matter, could lead to a significant addition of money to any judgment.

characteristics of this area: part of the subject property itself and a farm on the north side of State Route 25A across from the northern edge of the subject property. Each of the testifying witnesses agreed the subject property's zoning was not in conformity with the surrounding area. Defendant's witnesses agreed the subject property was a form of spot zoning.[26]

The majority of experts presented by defendant were not local. They had no familiarity with the local areas or the processes on the local level in regard to acquiring a change of zone. Defendant's planner, Grover, lists himself as an environmental scientist on his resume, but testified as a planner. During his cross-examination, Grover testified his resume was incomplete/inaccurate because it should reflect he is an environmental planner. It is inconceivable a witness being hired to provide expert testimony as a planner would not list himself as a planner in his *curriculum vitae*. As noted, this case is of significant importance to the parties. AAG Ryan hired Grover as a planner but did not review an exhibit in evidence which contradicts the qualifications his expert purports to possess.

The traffic study done by Fitzpatrick is not relevant to the proceedings before the Court. Fitzpatrick adopted the SUNY traffic analysis report which detailed the traffic in 2004. Fitzpatrick then extrapolated traffic numbers in 2007, the year he envisioned as the build year. However, for the purposes of the appropriation case before this Court the date of the value estimate was the vesting date, November 2, 2005.

The vesting date is a snapshot in time which the parties must use to prove the before and after value, as well as the highest and best use of the subject property. For purposes of eminent domain,

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[26] Changing the zoning of a particular piece of land without regard to the zoning plan for the area (Black's Law Dictionary 6th Ed.).

the vesting date is a date on which the parties envision the property is being used at its highest and best use without regard to its actual use. In the event the property is not being used at its highest and best use, it is a legal fiction which values the property as though it were. Of course, if a party is using a highest and best use different than the actual use then the party proffering such use must prove the elements previously detailed.

Defendant's experts were inconsistent with their own reports and vague as to their testimony on cross-examination. All of the experts cite examples in their reports and in their direct testimony in which they claim to rely on another expert. Yet during their cross-examination, they could not recall if they read that other expert's final draft report or if they relied on a conversation. In the case of Fitzpatrick, he testified the highest and best use of the subject property was irrelevant for his purposes. He merely regurgitated what the SUNY report stated as to traffic in 2004 and extrapolated to a point two years beyond the vesting date. Defendant's experts agreed that a change of zone for the subject property to residential was probable. However, due to the size of the subject property, the experts deemed it too difficult to value the property as residential. Thus, defendant's experts maintained the higher and best use of the property was industrial.

In contrast, claimant's experts were detailed in their analyses. Each claimed to have relied on the other experts and indeed, each of the experts was familiar with the other reports. Their testimony was focused on the valuation date. While those witnesses were dealing with a highest and best use different than the actual use, they pointed to solid facts in determining that the highest and best use would be for a change of zone to residential use.

The Town of Brookhaven, in which the largest piece of the subject property was located, had written a master plan. The master plan called for an end to spot zoning and cited the subject property

as an example. In addition, the master plan suggested a change of zone for the subject property to a PDD. The Town of Brookhaven had previously granted a zone change for the subject property in accord with the highest and best use claimant now proffers. The application for the zone change was withdrawn and, therefore, never went into effect.

The Town of Smithtown had held a hearing as to a zone change for the subject property. According to claimant, the hearing went well and was, overall, very positive. In addition, claimant proved the highest and best use offered was not hypothetical or speculative. Claimant, for some time, was intent on changing its business course. It was clear when a new board took over, claimant was going to utilize the subject property in a manner different than for what it was being used. Several plans, all of which required a change of zone, were developed and attempted. The luxury homes and golf course were abandoned only because of the appropriation. It is clear to the Court, the highest and best use, as found by claimant, was not speculative or hypothetical, nor did it exist solely in the mind of claimant.

While AAG Ryan submitted into evidence an appraisal which calls for an industrial build out as of right, he balked at such an idea during his cross-examination of claimant's experts. Claimant's experts compared and contrasted the residential and industrial highest and best uses. In doing so, claimant's experts viewed the industrial use as if it were built out. AAG Ryan chastised the witnesses for considering any build out under defendant's highest and best use. His questioning supposed the status quo for the subject property in comparing it to claimant's highest and best use.

Rather than attempting to undermine claimant's valuation of the subject property, AAG Ryan seemed content on spending the bulk of his cross-examination on bullying and belittling claimant's witnesses. As previously noted, AAG Ryan submitted into evidence the Administrative Code ethics

rules for the County of Suffolk (defendant's Exhibits A and B), to use in his cross-examination of Gulizio in his attempt to show the witness was violating an ethics rule of his current employer by testifying on behalf of claimant[27]. However, the Court noted the witness' work for the County Planning Commission was in the role of a support person and not a policy maker. As such, any role he served could be handed to another staff member in the event claimant were to actually go before the county commission.

Further, the rules submitted by defendant specifically exempt as a conflict any work which was started prior to a person's employment with the County of Suffolk. Gulizio testified he began working for claimant prior to his employment with the County of Suffolk. However, to avoid any appearance of working for "two masters", the witness completed his work for claimant without charging a fee.

Several times during the course of his cross-examination, AAG Ryan would ask an open ended question. Upon receiving an answer he did not anticipate, he would bellow at the witness "Now answer my question". The Court chastised AAG Ryan on several occasions for such tactics.[28] AAG Ryan attempted a similar tactic with the Court by demanding an exception to the ruling concerning Gulizio's ability to testify.[29,30]

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[27] The Court again notes the exhibits went into evidence with no objection by claimant.

[28] While such a tactic might "play" for a jury, the Court was unimpressed.

[29] AAG Ryan attempted to prevent Gulizio from testifying due to the perceived "violation" of the Suffolk County ethics laws.

[30] Previously, litigants would have to take an exception to preserve an objection for appeal. On appeal, parties would file a bill of exceptions which was

> [a] formal statement in writing of the objections or exceptions taken by a party during the trial of a cause to the decisions, rulings, or instructions of the trial judge, stating the

It is the Court's opinion that AAG Ryan would have been better served attempting to point out the potential flaws with the claimant's residential highest and best use.

One such missed opportunity is AAG Ryan's failure to question the experts concerning the Long Island Rail Road tracks which divide the property. In order for claimant's residential highest and best use to occur, the presence and effect of the railroad tracks would have to be considered, including questioning:

(1) How many crossings would be allowed and its effect on yield?

(2) Had anyone consulted with the Long Island Rail Road?

(3) How does siting proximity to the railroad affect land value?

(4) How many trains a day utilize the tracks?

None of these questions were asked. In fact, AAG Ryan never even mentioned the railroad.

The Court, however, is aware of the railroad's bifurcation of the site from its viewing of the property. Unfortunately, by failing to incorporate the presence of the railroad either in his valuation of the property or in his cross-examination of claimant's experts, AAG Ryan has made it impossible for this Court to use the railroad as a factor in determining an award in this case.

One item AAG Ryan attempted to elicit during cross-examination was the length of time it

---

> objection, with the facts and circumstances on which it is founded, and, in order to attest its accuracy, signed by the judge; the object being to put the controverted rulings or decisions upon the record for the information of the appellate court . . .

(Black's Law Dictionary 6th Ed.). Exceptions, in New York, have long been eliminated. CPLR 4017 states:

> Formal exceptions to rulings of the court are unnecessary. At the time a ruling or order of the court is requested or made a party shall make known the action which he requests the court to take or, if he has not already indicated it, his objection to the action of the court. Failure to so make known objections, as prescribed in this section or in section 4110-b, may restrict review upon appeal in accordance with paragraphs three and four of subdivision (a) of section 5501.

could take to, not only apply for a change of zone, but to build in accord with claimant's highest and best use. It was this point in which the testimony of Barton was most useful for claimant. Barton, a successful developer, made it clear his plans for any development were in terms of years and not for instant development. Thus, a willing developer would be aware of the potential delays in a change of zone (*e.g.* environmental reviews, local politics, community meetings, etc.) and plan and build in the cost for such delays in development. Even Golub, defendant's appraiser, testified it was not unusual for developers to wait ten years (T. 852).

Based upon the foregoing, the Court accepts the highest and best use as proffered by claimant in the before situation. Similarly, the Court accepts claimant's highest and best use for the subject property in the after situation. Claimant's highest and best use for the subject property after the taking is for a change of zone to a PDD with residential use. The remainder of 62.43 acres is wholly within the Town of Smithtown.

Valuation

The Court, unfortunately, because of the manner by which AAG Ryan presented his case, is without a range of values by which to be guided. Thus, the Court is left with no choice but to accept the before and after values and damages found by claimant (claimant's Exhibit 3). In determining the value of the property in the before situation, claimant arrived at a per unit value of $130,000.00 for the residences to be built. The per unit value was adjusted downward 5% by claimant to reflect the time and cost associated with obtaining the change of zone, giving claimant a per unit value of $125,000.00 (R).[31] In arriving at the before value claimant adjusted property

[31] This number is rounded upward from $123,500.00 ($130,000.00 x 95%).

value under two scenarios to reflect the probability of the change of zone in the Towns of Brookhaven and Smithtown. Under the first scenario claimant adjusted the Town of Brookhaven value by 95% and the Town of Smithtown value by 75% with 4 units per acre. These adjustments gave claimant a total value of $139,550,000.00.[32] In the second scenario, claimant adjusts the Town of Brookhaven value by 90% and the Town of Smithtown value by 70% with 5 units per acre, giving claimant a total value of $165,680,000.00.[33] Claimant reconciles the two values and estimates the before value of the subject property at $153,000,000.00.

In valuing the remainder of 62.43 acres, located in the Town of Smithtown, claimant uses the same approach. Claimant values the remainder using the zone change probabilities of 75% and 70%. This approach gives claimant values for the remainder of $25,680,000.00 (75% and 4 units per acre) and $30,110,000.00 (70% and 5 units per acre).[34] Claimant reconciles the two values and estimates the before value of the subject property at $28,000,000.00.

Accordingly, it is the finding of the Court that claimant is entitled to an award of $125,000,000.00 with statutory interest thereon from the vesting date of November 2, 2005, to the date of decision herein, and thereafter, to the date of entry of judgment for the permanent appropriation.

The award to claimant herein is exclusive of the claim, if any, of persons other than the owners of the appropriated property, their tenants, mortgages and lienors having any right or interest in any stream, lake, drainage and irrigation ditch or channel, street, road, highway or public or private

[32] Claimant's Exhibit 3, p. 67.

[33] Claimant's Exhibit 3, p. 68.

[34] Claimant's Exhibit 3, p. 87.

right-of-way or the bed thereof within the limits of the appropriated property or contiguous thereto; and is exclusive also of claims, if any, for the value of or damage to easements and appurtenant facilities for the construction, operation or maintenance of publicly owned or public service electric, telephone, telegraph, pipe, water, sewer and railroad lines.

It is further ordered, that to the extent claimant has paid a filing fee, it may be recovered pursuant to Court of Claims Act § 11-a(2).

All other motions on which the Court may have previously reserved or which were not previously determined, are hereby denied.

Let judgment be entered accordingly.

Hauppauge, New York
June 21, 2010

JAMES J. LACK
Judge of the Court of Claims

STATE OF NEW YORK - COURT OF CLAIMS

GYRODYNE COMPANY OF AMERICA, INC.,

Claimant,

Claim No. 112279

-against-

THE STATE OF NEW YORK,

Defendant.

JUDGMENT

ROBINSON & COLE, LLP,
Attorneys for Claimant,
by JOSEPH L. CLASEN, ESQ.
and DAVID E. ROSS, ESQ.,
of Counsel.

HONORABLE ANDREW M. CUOMO,
Attorney General,
by J. GARDNER RYAN, ESQ.,
Assistant Attorney General,
of Counsel for the Defendant.

AUG 20 2010

This claim for the sum of One Hundred Fifty-Eight Million and no/100 Dollars ($158,000,000.00) for damages resulting from the appropriation on November 2, 2005, of premises situate in the towns of Brookhaven and Smithtown, county of Suffolk, state of New York, described in Maps D 0200-S 273-B 01-L 003.000; D 0800-S40-B 02-L 011.000, Parcels N: 1224728.745; E: 268179.244 (permanent appropriation) for proceeding entitled "Stony Brook University Research and Development Campus Project, No. 5091," pursuant to the Eminent Domain Procedure Law and New York State Education Law; filed May 1, 2006 and numbered 112279, and

pursuant to a decision and order filed July 29, 2008, the caption was amended, *sua sponte*, to read as above set forth to read the State of New York as the properly named defendant, and this claim came on to be heard before the Honorable James J. Lack, a Judge of the Court of Claims,

AND the Court having heard the proofs and allegations of the parties and having duly made and filed its decision in which it made an award to claimant in the sum of $125,000,000.00, it is

ORDERED AND ADJUDGED that GYRODYNE COMPANY OF AMERICA, INC., the above named claimant, recover herein against the State of New York; the sum of $125,000,000.00, with interest thereon at the rate of nine percent per annum from November 2, 2005 to June 21, 2010, the date of decision, to wit; the sum of $52,156,250.00, amounting to the sum of $177,156,250.00, and with interest at the rate of nine percent per annum on said sum of $177,156,250.00 from June 21, 2010 to August 17, 2010, the date of entry of judgment herein, to wit; the sum of $2,480,187.50, amounting in all to a total sum of One Hundred Seventy-Nine Million Six Hundred Thirty-Six Thousand Four Hundred Thirty-Seven and 50/100 Dollars ($179,636,437.50), for all damages resulting from the appropriation of premises for

STONY BROOK UNIVERSITY RESEARCH
AND DEVELOPMENT CAMPUS PROJECT, NO. 5091
COUNTY OF SUFFOLK
MAPS D 0200-S 273-B 01-L 003.000;
D 0800-S40-B 02-L 011.000
PARCELS N: 1224728.745;
E: 268179.244 (permanent appropriation)

and it is further

ORDERED AND ADJUDGED that the award to claimant herein is exclusive of the claim, if any, of persons other than the owners of the appropriated property, their tenants, mortgagees and lienors having any right or interest in any stream, lake, drainage and irrigation ditch or channel, street, road, highway or public or private right-of-way or the bed thereof within the limits of the appropriated property or contiguous thereto; and is exclusive also of claims, if any, for the value of or damage to easements and appurtenant facilities for the construction, operation or maintenance of publicly owned or public service electric, telephone, telegraph, pipe, water, sewer and railroad lines, and it is further

ORDERED AND ADJUDGED that claimant may recover the filing fee of Fifty and no/100 Dollars ($50.00) pursuant to Court of Claims Act § 11-a(2).

Dated: Albany, New York
August 17, 2010

ROBERT T. DeCATALDO
CHIEF CLERK, COURT OF CLAIMS

NEW YORK STATE : COURT OF CLAIMS
---X

GYRODYNE COMPANY OF AMERICA, INC.

Claimant,

- against -

THE STATE OF NEW YORK,

Defendant.
---X

NOTICE OF APPEAL

Claim No. 112279

SIR/MESDAMES:

PLEASE TAKE NOTICE that the defendant, the State of New York, by its attorney, Andrew M. Cuomo, Attorney General of the State of New York, appeals to the Appellate Division of the Supreme Court in and for the Second Department, from a judgment entered in the action in favor of the claimant, Gyrodyne Company Of America, Inc., against the defendant for the sum of One Hundred Seventy-Nine Million, Six Hundred Thirty-Six Thousand, Four Hundred Thirty-Seven Dollars and Fifty cents, entered in the Office of the Clerk of the Court of Claims on August 17, 2010, a copy of which is appended, and this appeal is taken from each and every part of that judgment.

DATED: Poughkeepsie, New York
September 7, 2010

Yours, etc.,

ANDREW M. CUOMO
Attorney General of the
State of New York

Attorney for Defendant

BY: [signature]

J. GARDNER RYAN
Assistant Attorney General
235 Main Street, 3rd Floor
Poughkeepsie, NY 12601
Telephone: (845) 485-3900

TO: Clerk of the Court of Claims
P.O. Box 7344
Capitol Station
Albany, NY 12224

Robinson & Cole, LLP
885 Third Avenue
New York, NY 10022-4834

Attn.: David Classen, Esq

STATE OF NEW YORK COURT OF CLAIMS

GYRODYNE COMPANY OF AMERICA, INC.,

Claimant,

DECISION AND ORDER

-v-

THE STATE OF NEW YORK,

Claim No. 112279
Motion No. M-78778

Defendant.

BEFORE: HON. JAMES J. LACK
Judge of the Court of Claims

APPEARANCES: For Claimant:
Robinson & Cole LLP
By: Joseph L. Clasen, Esq. and
Thomas J. Donlon, Esq.

For Defendant:
Andrew M. Cuomo, New York State Attorney General
By: J. Gardner Ryan, Assistant Attorney General

Claimant, Gyrodyne Company of America. Inc.. moves this Court for an additional allowance for actual and necessary costs, disbursements and expenses pursuant :0 EDPL 3701'.

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1 he following papers have been read and considered on claimant's motion; Notice of Manion dated September 3, 2010 and filed September 7.2010; Affirmation of Joseph I,. Clasen in Support of"/lotion for [DEL § 701 Additional Allosvance with annexed Exhibits A-C dated September 3. 2010 and filed September 7, 2010; Affidavit of Stephen V. Marone>. in Support of Claimant's Motion for HOPI. § 701 Acidit ional Allowance Ns; th annexed Exhibits A-B sworn to September 2, 2010 and tiled September 7, 2010, Allidas it of Gory aylor in Support of Clahnant's Motion for fiDPL § 701 Additional Allowance with annexed Exhibits swo rn to :Violist 16. 2010 and tiled September 7, 2010; A flidavit orlimothy Barnes in Support of Claimant's Motion for MEI. § 701 Additional Allowance with annexed Exhibits sworn to August 16, 2010 and filed September 7, 2010; Affidavit of Alan J. King, Jr. in Support of Claimant's Motion for KEPI_ § 701 Additional Allowance with annexed Exhibits sworn to August 27. 2010 and filed September 7, 2010;

Following trial, a memorandum decision, filed June 30, 2010, awarded claimant SI25,000,000.00 with statutory interest thereon from the vesting date of November 2, 2005, to the date of decision and thereafter to the date of entry of judgment for the permanent appropriation. Thereafter, on August 17, 2010, the Clerk of the Court entered judgment pursuant to the memorandum decision.

At the time of the taking, the State offered 526,315,000.00 as payment for the taking. Claimant rejected the offer, sought counsel and commenced this action. The State's trial appraisal was accorded no weight. In addition to hiring counsel, claimant retained experts, to wit: an appraiser, a planner and a traffic engineer.

An award of an additional allowance is in order where the am ard is substantialls in excess of the condemnor's initial offer *(Matter of Alow York (7ty fransit Authority, [Superlor Reed & Rottan Furniture Co Inc"* , 160 AD2d 705) and when deemed necessary by the Court to ach e e just and adequate compensation. The additional allowance is not mandatory and the determinations are left to the Court's discretion.

GyrodI ne Company of America's Memorandum of Law in Support of EON . e 701 Additional Allowance dated September 2, 2010 and received September 7, 2010; Affirmation all Gardner Ryan. Esc). dated October 7, 2010 and filed October 8, 2010; Affirmation of Joseph L. Clasen in I Lather Support of Motion for EDP'. ir [7]01 Additional Allowance and in Reply to State's Opposition \Anil annexed Lxhihit A dated October 12, 2010 and filed October 12, 2010.

In determining whether the difference is substantial, the Court must look to the percentage difference as well as the dollar amount. The award for permanent taking was about 47584o of and 898,685,000.00 more than the initial offer.

The Court finds the award is substantially inure than the initial offer. Based upon the foregoing, it is determined that the differences herein satisfy the first test and are substantial within the meaning of the statute *(Matter of Malin v State of Area York,* 183 AD2d 899).

Defendant submits no opposition to claimant's entitlement to damages for attorneys fees. Defendant objects to individual charges made by claimant's counsel. Thus, defendant seeks a reduction of the fee requested by claimant's attorney.

To obtain a fair and just valuation of it's property, claimant hired an appraiser Gary Taylor, who was paid $50,000.00 for his report and 323,087.00 to review and critique defendant's appraisal and testify at trial. The total paid to the appraiser was 373,087.00 Claimant retained a traffic engineer, Alan King, Jr., to prepare a traffic impact study of the subject property and evaluate traffic conditions on the surrounding area. The Ice paid to the traffic engineer was 5164,397.61. Claimant hired an additional appraiser Timothy Barnes, for expert advice regarding appraisals, condemnation and trial issues. This appraiser was paid 5226,749.49. Claimant retained BFJ Planning to prepare a yield analysis of the subject property. The analysis was used by claimant's appraiser and planner

in preparing their eports. The fee paid for the analysis was 532,037.75. Claimant also paid Tom Cramer a fee to advise on zoning issues. This fee was 55.000.00.

The total fees paid by claimant, excluding attorney fees, is 5501,271.85? The Court takes note claimant makes no application for the services of Daniel Gulizio. Mr. Gulizio testified as an expert in planning and zoning. He graduated from college in 1986 and went to work in the Town of Islip planning department. The w itness obtained a Master of Science degree in urban planning and a law degree. Mr. Gulizio worked tbr the Town of Islip from 1986 until 2002. From 2002 until 2005, the witness worked at the Town of Brookhaven as the Commissioner of Department of Planning Environment and Land Management. During his career, Mr. Gulizio indicated he had been involved with a few hundred rezoning applications. Mr. Gulizio's testimony was integral to the Court's ultimate finding as to the highest and best use of the subject property. At the time of trial, Mr. Gulizio was employed as the Deputy Director oldie County of Suffolk's Planning Department. During his testimony, the witness stated he was not taking a fee for his work in this matter. It as alleged Mr. Gulizio was v iolating the Suffolk Countv Administrative Code because his employment with Suffolk County and his work for claimant were in conflict. However, the witness had been retained prior to his current employment , and entitled to a fee. Nonetheless, Mr. Gulizio declined to charge claimant.

- Invoices supporting the expenses hate been attached to claimant's paper in support of the instant motion.

Claimant also retained counsel on an hourly basis. The rate> applied for the attorney fee ranged from 8200.00 to $600.00 per hour depending upon who in the firm was charging. The total attorney fee requested is 5907,070.00. In addition, counsel incurred expenses on behalf of claimant during the prosecution of the claim. The expenses submitted by counsel total $66,598.82. The total requested by counsel is $971,668.8 [7] [4]

Claimant is requesting an additional award of S1,474,940.67:

The Court finds the total fee and expenses requested by counsel to be reasonable and legitimate.' The retainer agreement is reasonable and the counsel fees, even with the interest, is a legitimate expense that claimant has incurred in obtaining just and adequate compensation.

With regard to the fees paid, the Court has no doubt that it was necessary for claimant to obtain an appraisal as well as incur the other expenses for reports and testimony. The Court finds

---

- Claimant has submitted a detailed accounting of the titre charged by counsel. In a ddition, claimant has also submitted a detailed accounting for the expenses charged by counsel.

Retaining counsel on an hourly basis is not the standard in the practice of eminent domain law. The standard fee is calculated as one-third of the difference between the total recovery and advance payment. Claimant will receive statutory interest from the date of the taking to the date of pay mem at the rate of 9% on the difference between the award and the advance payment. Counsel's award would not he valued until interest is first added to the difference between the total recovery and advance pa>.ment. The underlying decision awarded interest from the date of vesting until the date of decision and thereafter until entry ofjudgment, a total of 4 scars. 7 months and 19 days (the Court will disregard the nineteen days for the purpose of this hypothetical). Claimant would be entitled to 41.25% interest on top of its award less the advance payment or 526,315,000.00. The total due claimant would be S 139.392,562.50. Therefore, if counsel had been retained using the industry standard, counsel could be seeking a fee of 546464,187.50.

In its papers. claimant incorrectly states the sum as S1.4 [7] 4,191.18. 'I he Court notes this is 5749.49 less than the total. It is surmised counsel left the 5749.49 off of the sum owed Mr. Barnes in totaling the sum owed.

fil: Court notes a savings to the taxpayer ofupproximately S43,000,000.00 compared to what could have been requested.

the expenses of S501,271.S5, in consideration oldie issues before the Court at trill!, to be reasonable and necessary.

Based upon the foregoing, the Court finds that the reasonable and necessary expenses that claimant has incurred to be S1,474,9.40.67. Without the additional allowance, the net proceeds of the aRNard, plus interest, will be substantially less of what was found to be just or adequate compensation. Thiswouldbeagrosslyinadequateamountandclaimantshouldreceiveanadditional allowance for the necessary costs and expenses as set forth previously.

Accordingly, the motion is granted. The Clerk shall enter an additional judgment in Favor of the claimant in the amount of S 1,474,940.67. This judgment shall he without interest. costs or disbursements.

Hauppauge, New York
December 14,2010

JAMES J. LACK
Judge of the Court of Claims

STATE OF NEW YORK - COURT OF CLAIMS

GYRODYNE COMPANY OF AMERICA, INC.

Claimant,

Claim No. 112279

-against-

THE STATE OF NEW YORK,

Defendant.

Additional
JUDGMENT

ROBINSON & COLE, LLP,
Attorneys for Claimant,
by JOSEPH L. CLASEN, ESQ.
and THOMAS J. DONLON, ESQ.,
of Counsel.

HONORABLE ERIC T. SCHNEIDERMAN,
Attorney General,
by J. GARDNER RYAN,
Assistant Attorney General,
of Counsel for the Defendant.

This claim for the sum of One Hundred Fifty-Eight Million and no/100 Dollars ($158,000,000.00) for damages resulting from the appropriation on November 2, 2005, of premises situate in the towns of Brookhaven and Smithtown, county of Suffolk, state of New York, described in Maps D 0200-S 273-B 01-L 003.000; D 0800-S40-B 02-L 011.000, Parcels N: 1224728.745; E: 268179.244 (permanent appropriation) for proceeding entitled "Stony Brook University Research and Development Campus Project, No. 5091," pursuant to the Eminent Domain

Procedure Law and New York State Education Law; filed May 1, 2006 and numbered 112279, and pursuant to a decision and order filed July 29, 2008, the caption was amended, *sua sponte*, to read as above set forth to read the State of New York as the properly named defendant, and this claim came on to be heard before the Honorable James J. Lack, a Judge of the Court of Claims,

AND the Court having heard the proofs and allegations of the parties and having duly made and filed its decision in which it made an award to claimant, and judgment having been entered on August 17, 2010, in the sum of $179,636,437.50, in accordance with said decision,

AND claimant having moved for an order granting an additional allowance pursuant to Eminent Domain Procedure Law § 701,

AND said motion having come on to be heard before the Honorable James J. Lack, a Judge of the Court of Claims,

AND the Court after due deliberation having been had, duly made and filed its decision and order on February 1, 2011, in which it granted claimant's motion and made an award to claimant in the sum of $1,474,940.67, it is

ORDERED AND ADJUDGED that GYRODYNE COMPANY OF AMERICA, INC., the above named claimant, recover herein against the State of New York, the sum of One Million Four Hundred Seventy-Four Thousand Nine Hundred Forty and 67/100 Dollars ($1,474,940.67).

Dated: Albany, New York
February 9, 2011

JOAN M. FONTANA
DEPUTY CHIEF CLERK, COURT OF CLAIMS

NEW YORK STATE : COURT OF CLAIMS

------------------------------------X

GYRODYNE COMPANY OF AMERICA, INC.

Claimant,

- against -

THE STATE OF NEW YORK,

Defendant.

------------------------------------X

NOTICE OF APPEAL

CLAIM NO. 112279

SIR/MESDAMES:

PLEASE TAKE NOTICE that the defendant, the State of New York, by its attorney, Eric T. Schneiderman, Attorney General of the State of New York, appeals to the Appellate Division of the Supreme Court in and for the Second Department, from a decision and order entered in the action granting an additional judgment and allowance for fees and expenses under EDPL § 701 in favor of the claimant, Gyrodyne Company of America, Inc., against the defendant, in the sum of One Million, Four Hundred, Seventy Four Thousand, Nine Hundred, Forty dollars and Sixty Seven Cents ($1,474,940.67), with interest, entered in the Office of the Clerk of the Court of Claims on and about December, 2010, a copy of which is appended, and this appeal is taken from each and every part of that decision and order.

DATED: Poughkeepsie, New York
February 9, 2011

Yours, etc.,

ERIC T. SCHNEIDERMAN
Attorney General of the
State of New York
Attorney for Defendant

BY:
S/J. GARDNER RYAN
J. GARDNER RYAN
Assistant Attorney General
235 Main Street, 3rd Floor
Poughkeepsie, NY 12601
Telephone: (845) 485-3900

TO: Clerk of the Court of Claims
P.O. Box 7344
Capitol Station
Albany, NY 12224

Robinson & Cole, LLP
885 Third Avenue
New York, NY 10022-4834
Attn.: David Clasen, Esq

NEW YORK STATE : COURT OF CLAIMS

--------------------------------------X

GYRODYNE COMPANY OF AMERICA, INC.,

Claimant,

-against-

THE STATE OF NEW YORK,

Defendant.

--------------------------------------X

AMENDED
NOTICE OF APPEAL

Claim No. 112279

SIR/MESDAMES:

PLEASE TAKE NOTICE that the defendant, the State of New York, by its attorney, Eric T. Schneiderman, Attorney General of the State of New York, appeals to the Appellate Division of the Supreme Court in and for the Second Department, from a judgment entered by the Clerk of the Court on February 9, 2011, granting an additional allowance for fees and expenses under Eminent Domain Procedure Law § 701 in favor of the claimant, Gyrodyne Company of America, Inc. and against the defendant, in the sum of One Million, Four Hundred, Seventy Four Thousand, Nine Hundred, Forty dollars and Sixty Seven Cents ($1,474,940.67), a copy of which is appended, and this appeal is taken from each and every part of that judgment.

DATED: Poughkeepsie, New York
February 28, 2011

Yours, etc.,

ERIC T. SCHNEIDERMAN
Attorney General of the
State of New York

Attorney for Defendant

BY:

s/J. GARDNER RYAN

J. GARDNER RYAN
Assistant Attorney General
235 Main Street, 3rd Floor
Poughkeepsie, NY 12601
Telephone: (845) 485-3900

TO: Clerk of the Court of Claims
P.O. Box 7344
Capitol Station
Albany, NY 12224

Robinson & Cole, LLP
885 Third Avenue
New York, NY 10022-4834

Attn.: David Clasen, Esq

D33022
W/ct

_____AD3d_____ Argued - October 24, 2011

PETER B. SKELOS, J.P.
RUTH C. BALKIN
JOHN M. LEVENTHAL
PLUMMER E. LOTT, JJ.

2010-08950
2011-02295
2011-02298

DECISION & ORDER

Gyrodyne Company of America, Inc., respondent,
v State of New York, appellant.

(Claim No. 112279)

Eric T. Schneiderman, New York, N.Y. (Benjamin Gutman and Robert C. Weisz of counsel), for appellant.

Robinson & Cole, LLP, New York, N.Y. (Joseph L. Clasen and Thomas J. Donlon of counsel), for respondent.

In a claim pursuant to EDPL article 5 for damages arising from the acquisition of real property, the State of New York appeals from (1) a judgment of the Court of Claims (Lack, J.), dated August 17, 2010, which, upon a decision of the same court dated June 21, 2010, made after a nonjury trial, is in favor of the claimant and against it in the principal sum of $125,000,000, representing an award of just compensation for the direct appropriation of the claimant's real property, (2) an order of the same court dated December 14, 2010, which granted the claimant's motion pursuant to EDPL 701 for an award of costs, disbursements, and expenses in the sum of $1,474,940.67, and (3) a money judgment of the same court dated February 9, 2011, which, upon the order, is in favor of the claimant and against it in the principal sum of $1,474,940.67.

ORDERED that the appeal from the order is dismissed, as the order was superseded by the money judgment dated February 9, 2011; and it is further,

ORDERED that the judgment and the money judgment are affirmed; and it is further,

ORDERED that one bill of costs is awarded to the respondent.

The measure of damages in a case involving the partial taking of real property is the

difference between the value of the entirety of the premises before the taking and the value of the remainder after the taking (*see Diocese of Buffalo v State of New York*, 24 NY2d 320, 323; *Chester Indus. Park Assoc., LLP v State of New York*, 65 AD3d 513). "'The measure of damages must reflect the fair market value of the property in its highest and best use on the date of the taking, regardless of whether the property is being put to such use at the time'" (*Chester Indus. Park Assoc., LLP v State of New York*, 65 AD3d at 514, quoting *Chemical Corp. v Town of E. Hampton*, 298 AD2d 419, 420).

The trial court properly rejected the appraisal submitted by the State of New York, since the evidence demonstrated that the highest and best use of the property was as a residential development, as the claimant's expert concluded, and not as a light industrial development, as the State's expert opined (*see Matter of City of New York* [*Broadway Cary Corp.*], 34 NY2d 535; *Matter of Consolidated Edison Co. of N.Y. v Neptune Assoc.*, 190 AD2d 669). Having rejected the State's appraisal, the trial court was bound to either accept the claimant's appraisal or explain the basis for any departure (*see Matter of City of New York* [*Reiss*], 55 NY2d 885, 886; *Matter of City of New York v Estate of Levine*, 196 AD2d 654; *Matter of City of New York*, 94 AD2d 724, *affd* 61 NY2d 843).

Here, the trial court properly accepted the claimant's appraisal. The claimant's appraiser sufficiently and credibly explained the basis for his limited adjustments to the valuation of comparable properties on which his appraisal was based, including, among others, three separate downward adjustments to reflect the risk, time, and cost of obtaining a change of zoning and the need for government approvals, and an adjustment for additional development costs which would be required on the subject property due to the need to hook up to a sewage treatment plant (*see Matter of City of New York v Estate of Levine*, 196 AD2d 654; *Matter of County of Dutchess* [*285 Mill St.*], 186 AD2d 891; *cf. Matter of City of Rochester v Dray*, 60 AD2d 766). While the State argues that these adjustments were too small to accurately reflect these costs, "the State offered no precise proof on this subject and the court was justified in accepting the amount established by claimant" (*Valley Stream Lawns v State of New York*, 9 AD2d 149, 152). Further, the proposed density of the residential development, which formed the basis for the damages award, was supported by the evidence. Finally, there was no evidence submitted at the trial that the presence of certain railroad tracks on the property affected its value. Accordingly, the trial court properly declined to make any downward adjustment to the value of the subject property to account for the impact of the railroad tracks (*see Matter of City of New York* [*A. & W. Realty Corp.*], 1 NY2d 428, 432).

In light of our determination on the appeal from the judgment, the money judgment awarding the claimant an additional allowance for actual and necessary costs, disbursements, and expenses pursuant to EDPL 701 must also be affirmed.

SKELOS, J.P., BALKIN, LEVENTHAL and LOTT, JJ., concur.

ENTER: Matthew G. Kiernan

Matthew G. Kiernan
Clerk of the Court

November 22, 2011

SUPREME COURT OF THE STATE OF NEW YORK
APPELLATE DIVISION SECOND DEPARTMENT

GYRODYNE COMPANY OF AMERICA, INC., Respondent, -against- THE STATE OF NEW YORK, Appellant.	:	Docket Nos.: 2010-08950 2011-02295 2011-02298 **NOTICE OF ENTRY**

PLEASE TAKE NOTICE that the Decision, a true copy of which is annexed hereto, was entered on November 22, 2011.

Dated: New York, New York
November 28, 2011

ROBINSON & COLE LLP

By: [signature]
Thomas J. Donlon, Esq.
Joseph L. Clasen, Esq.
Attorneys for Plaintiff
Gyrodyne Company of America, Inc.
885 Third Avenue, Suite 2800
New York, NY 10022
212-451-2900

TO:

Robert C. Weisz, Esq.
State of New York
Office of the Attorney General
120 Broadway, 25th Floor
New York, New York 10271
(212) 416-6325

11416119-v1

Supreme Court of the State of New York
Appellate Division: Second Judicial Department

M133190
E/sl

PETER B. SKELOS, J.P.
RUTH C. BALKIN
JOHN M. LEVENTHAL
PLUMMER E. LOTT, JJ.

2010-08950, 2011-02295, 2011-02298 DECISION & ORDER ON MOTION

Gyrodyne Company of America, Inc., respondent,
v State of New York, appellant.

(Claim No. 112279)

Motion by the appellant for leave to reargue appeals from a judgment of the Court of Claims dated August 17, 2010, an order of the same court dated December 14, 2010, and a money judgment of the same court dated February 9, 2011, which were determined by decision and order of this Court dated November 22, 2011, or, in the alternative, for leave to appeal to the Court of Appeals from the decision and order of this Court.

Upon the papers filed in support of the motion and the papers filed in opposition thereto, it is

ORDERED that the motion is denied, with $100 costs.

SKELOS, J.P., BALKIN, LEVENTHAL and LOTT, JJ., concur.

ENTER:

Aprilanne Agostino
Aprilanne Agostino
Clerk of the Court

February 17, 2012
GYRODYNE COMPANY OF AMERICA, INC. v STATE OF NEW YORK

R.W.

SUPREME COURT OF THE STATE OF NEW YORK
APPELLATE DIVISION: SECOND JUDICIAL DEPARTMENT

GYRODYNE COMPANY OF AMERICA, INC., Respondent, -against- THE STATE OF NEW YORK, Appellant.	Docket Nos.: 2010-08950 2011-02295 2011-02298 **NOTICE OF ENTRY**

PLEASE TAKE NOTICE that the Decision & Order, a true copy of which is annexed hereto, was entered on February 17, 2012.

Dated: New York, New York
February 21, 2012

ROBINSON & COLE LLP

By: ________________
Joseph L. Clasen, Esq.
Thomas J. Donlon, Esq.
Attorneys for Plaintiff
Gyrodyne Company of America, Inc.
885 Third Avenue, Suite 2800
New York, NY 10022
212-451-2900

TO:

Robert C. Weisz, Esq.
State of New York
Office of the Attorney General
120 Broadway, 25th Floor
New York, New York 10271
(212) 416-6325

11528671-v1

Index No. 2010-08950, 2011-02295 and 2011-02298 Year 20

SUPREME COURT OF THE STATE OF NEW YORK
APPELLATE DIVISION: SECOND JUDICIAL DEPARTMENT

GYRODYNE COMPANY OF AMERICA, INC.,

Respondent,

v.

THE STATE OF NEW YORK,

Appellant.

NOTICE OF ENTRY

Attorneys for *Respondent*

ROBINSON & COLE LLP

885 THIRD AVENUE
NEW YORK, NY 10022
(212) 451-2900

Pursuant to 22 NYCRR 130-1.1-a, the undersigned, an attorney admitted to practice in the courts of New York State, certifies that, upon information and belief and reasonable inquiry, (1) the contentions contained in the annexed document are not frivolous and that (2) if the annexed document is an initiating pleading, (i) the matter was not obtained through illegal conduct, or that if it was, the attorney or other persons responsible for the illegal conduct are not participating in the matter or sharing in any fee earned therefrom and that (ii) if the matter involves potential claims for personal injury or wrongful death, the matter was not obtained in violation of 22 NYCRR 1200.41-a.

Dated: 2/21/2012 Signature ____________

Print Signer's Name ____________

Service of a copy of the within *is hereby admitted.*

Dated:

Attorney(s) for

PLEASE TAKE NOTICE

Check Applicable Box

☐ NOTICE OF ENTRY *that the within is a (certified) true copy of a entered in the office of the clerk of the within-named Court on* *20*

☐ NOTICE OF SETTLEMENT *that an Order of which the within is a true copy will be presented for settlement to the Hon.* *, one of the judges of the within-named Court, at* *on* *20* *, at* *M.*

Dated:

ROBINSON & COLE LLP

Attorneys for

885 THIRD AVENUE
NEW YORK, NY 10022

To:

M.A. 62